                                                                   EXHIBIT 10.26







                            BARNSTABLE WATER COMPANY

                                 NOTE AGREEMENT

                          Dated as of February 15, 1991

                        Re: $2,000,000 10.2% Senior Notes
                              Due February 15, 2011

                                TABLE OF CONTENTS
                          (Not a part of the Agreement)

Section            Heading                                                               Page
1                  DESCRIPTION OF NOTES AND COMMITMENT                                   1
1.1                Description of Notes                                                  1
1.2                Commitment, Closing Date                                              1
1.3                Guarantee of the Notes                                                2
2.                 PREPAYMENT OF NOTES                                                   2
2.1                Required Prepayments                                                  2
2.2                Optional Prepayments                                                  2
2.3                Mandatory Prepayment upon Change of Control                           2
2.4                Notice of Optional Prepayments                                        3
2.5                Application of Prepayments                                            4
2.6                Direct Payment                                                        4
3.                 REPRESENTATIONS                                                       4
3.1                Representations of the Company                                        4
3.2                Representations of the Purchaser                                      4
4.                 CLOSING CONDITIONS                                                    4
4.1                Conditions                                                            4
4.2                Waiver of Conditions                                                  5
5.                 COMPANY COVENANTS                                                     5
5.1                Corporate Existence, Etc.                                             5
5.2                Insurance                                                             6
5.3                Taxes, Claims for Labor and Materials, Compliance with Laws           6
5.4                Maintenance, Etc.                                                     6
5.5                Nature of Business                                                    6
5.6                Limitations on Current Debt and Funded Debt                           6
5.7                Limitation on Liens                                                   7
5.8                Limitation on Sale and Leasebacks                                     8
5.9                Restricted Payments                                                   9
5.10               Investments                                                           9
5.11               Mergers, Consolidations and Sales of Assets                           10
5.12               Guaranties                                                            12
5.13               Repurchase of Notes                                                   12
5.14               Transactions with Affiliates                                          12
5.15               Termination of Pension Plans                                          13
5.16               Reports and Rights of Inspection                                      13
6.                 EVENTS OF DEFAULT AND REMEDIES THEREFOR                               15
6.1                Events of Default                                                     15
6.2                Notice to Holders                                                     17
6.3                Acceleration of Maturities                                            17
6.4                Rescission of Acceleration                                            17
7.                 AMENDMENTS, WAIVERS AND CONSENTS                                      18
7.1                Consent Required                                                      18
7.2                Solicitation of Holders                                               18

7.3                Effect of Amendment or Waiver                                         18
8.                 INTERPRETATION OF AGREEMENT; DEFINITIONS                              18
8.1                Definitions                                                           18
8.2                Accounting Principles                                                 25
8.3                Directly or Indirectly                                                25
9.                 MISCELLANEOUS                                                         25
9.1                Registered Notes                                                      25
9.2                Exchange of Notes                                                     25
9.3                Loss, Theft, Etc. of Notes                                            25
9.4                Expenses, Stamp Tax Indemnity                                         26
9.5                Powers and Rights Not Waived; Remedies Cumulative                     26
9.6                Notices                                                               26
9.7                Successors and Assigns                                                26
9.8                Survival of Covenants and Representations                             26
9.9                Severability                                                          27
9.10               Governing Law                                                         27
9.11               Captions                                                              27
Signature Page                                                                           27

ATTACHMENTS TO NOTE AGREEMENT:
Schedule I        -        Address of Purchaser

Schedule II       -        Liens Securing Funded Debt (including Capitalized
                               Leases) as of September 30,1990

Exhibit A         -        Form of 10.2% Senior Note due February 15, 2011

Exhibit B         -        Form of Guaranty Agreement

Exhibit C         -        Representations and Warranties of the Company

Exhibit D         -        Representations and Warranties of the Guarantor

Exhibit E         -        Description of Special Counsel's Closing Opinion

Exhibit F         -        Description of Closing Opinion of Counsel to the
                               Company and the Guarantor

                            BARNSTABLE WATER COMPANY
                              47 Old Yarmouth Road
                        Hyannis, Massachusetts 02601-0326

                                 NOTE AGREEMENT

                        Re: $2,000,000 10.2% Senior Notes
                              Due February 15, 2011


                                                   Dated as of February 15, 1991

Indianapolis Life Insurance Company
2960 North Meridian Street
Indianapolis, Indiana 46208
Attention: Securities Department

Gentlemen:

                  The undersigned, BARNSTABLE WATER COMPANY, a Massachusetts corporation (the "Company"), agrees with you as follows:

SECTION 1. DESCRIPTION OF NOTES AND COMMITMENT.

                  1.1. Description of Notes. The Company will authorize the issue and sale of $2,000,000 aggregate principal amount of its 10.2% Senior Notes (the "Notes") to be dated the date of issue, to bear interest from such date at the rate of 10.2% per annum, payable semiannually on the fifteenth day of each February and August in each year (commencing August 15, 1991) and at maturity and to bear interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the rate of 12.2% per annum after the date due, whether by acceleration or otherwise, until paid, to be expressed to mature on February 15, 2011, and to be substantially in the form attached hereto as Exhibit A. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in Section 2 of this Agreement. You are hereinafter sometimes referred to as the "Purchaser".

                  1.2. Commitment, Closing Date. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to you, and you agree to purchase from the Company the entire issue of the Notes at a price equal to the principal amount thereof on the Closing Date hereinafter mentioned.

                  Delivery of the Notes will be made at the offices of Hill & Barlow, One International Place, Boston, Massachusetts 02110, against payment therefor in Federal Reserve or other funds current and immediately available at the principal office of Shawmut Bank, N.A., ABA No. 011000206, Attention: Philip Messina ((617) 292-2969) in the amount of the purchase price for credit to the account of the Company (Account No.20-029-223-6) at 10:00 A.M. Boston time, on March 19, 1991 or such later date (not later than March 31, 1991) as shall be mutually agreed upon by the Company and you (the "Closing Date"). The Notes delivered to you on the Closing Date will be delivered to you in the form of a single registered Note for the full amount of your purchase (unless different denominations are specified by you), in the form attached hereto as Exhibit A, registered in your name or in the name of your nominee, all as you may specify at any time prior to the date fixed for delivery.

                  1.3. Guarantee of the Notes. Payment of the principal of and interest and premium, if any, on the Notes will be unconditionally guaranteed by Barnstable Holding Co., Inc., a Delaware corporation of which the Company is a subsidiary (the; "Guarantor"), under and pursuant to a Guaranty Agreement (the "Guaranty") dated as of February 15, 1991, substantially in the form attached hereto as Exhibit B.

SECTION 2. PREPAYMENT OF NOTES.

                  2.1. Required Prepayments. The Company agrees that on February 15, annually, it will prepay and apply and there shall become due and payable on the principal indebtedness evidenced by the Notes (a) commencing February 15, 1997 and ending February 15, 2001, both inclusive, an amount equal to the lesser of (i) $75,000 or (ii) the principal amount of the Notes then outstanding and
(b) commencing February 15, 2002 and ending February 15,2010, both inclusive, an amount equal to the lesser of (i) $100,000 or (ii) the principal amount of the Notes then outstanding. The entire remaining principal amount of the Notes shall become due and payable on February 15, 2011. No premium shall be payable in connection with any required prepayment made pursuant to this Section 2.1. For purposes of this Section 2.1, any prepayment of less than all of the outstanding Notes pursuant to Section 2.2 shall be deemed to be applied first, to the amount of principal scheduled to remain unpaid on February 15, 2011, and then, to the remaining scheduled principal payments in inverse chronological order.

                  2.2. Optional Prepayments. In addition to the payments required by Section 2.1, upon compliance with Section 2.4 the Company shall have the privilege of prepaying the outstanding Notes, either in whole or in part (but if in part then in a minimum principal amount of $100,000):

                  (a) at any time and from time to time on or after February 15, 2001, by payment of the principal amount of the Notes, or portion thereof to be prepaid, and accrued interest thereon to the date of such prepayment, together with a premium equal to the Make-Whole Amount, determined as of five business days prior to the date of such prepayment pursuant to this Section 2.2(a); and

                  (b) at any time and from time to time out of the net proceeds received by the Company from the exercise of the power of eminent domain or a purchase under threat of the exercise of the power of eminent domain on the part of any public authority, including a taking by eminent domain or purchase under the Company's charter, Chapter 286 of the 1911 Acts of the Massachusetts General Assembly, as amended, of all or any part of the property of the Company the taking of which would impair the ability of the Company to carry on its business as conducted on the Closing Date, by payment of the principal amount of the Notes or portion thereof to be prepaid, and accrued interest thereon to the date of such prepayment, but without payment of any premium.

                  2.3. Mandatory Prepayment upon Change of Control. In the event that a Change of Control shall occur or the Company shall have knowledge of any impending Change of Control, the Company shall give written notice thereof (a "Company Notice") promptly (and in any event within three business days thereafter) to each holder of the Notes then outstanding. The Company Notice shall (i) describe in reasonable detail the facts and circumstances giving rise to such Change of Control, (ii) offer to prepay, on a date (the "Change of Control Prepayment Date") which shall be not less than 30 days nor more than 60 days after the date of the Company Notice, all of the Notes held by such holder, at a price equal to 100% of the principal amount of Notes so to be prepaid, accrued interest thereon to the Change of Control Prepayment Date, together with the then applicable Make-Whole Amount, (iii) request such holder to notify the Company in writing, not less than 10 days prior to the Change of Control Prepayment Date, of its acceptance or rejection of such offer, (iv) inform such holder that, upon its receipt of the Company Notice, failure to reject such offer in writing on or before the 10th day prior to the Change of Control Prepayment Date shall be deemed acceptance of such offer and (v) set forth the respective names and addresses of, and principal amounts of the Notes held by, any other holders of the Notes then outstanding. Not less than two business days prior to the Change of Control Prepayment Date, the Company shall provide each holder of the Notes with a reasonably detailed computation of the Make-Whole Amount.

                  The Company covenants and agrees that it will on the Change of Control Prepayment Date prepay all of the Notes held by each holder of the Notes then outstanding which has accepted the prepayment offer in accordance with this
Section 2.3, by payment of the principal amount of such Notes, together with interest accrued on the unpaid principal amount of such Notes to the Change of Control Prepayment Date and the then applicable Make-Whole Amount.

                  For purposes of this Section 2.3, the following terms shall have the meanings ascribed thereto below:

                   "Change of Control" shall mean the occurrence after the Closing Date of any event which results in either (i) the legal or beneficial ownership of more than 50% of the outstanding shares of Voting Stock of the Company being owned by any Person or Control Group other than the Designated Shareholders or (ii) any Person or Control Group other than the Designated Shareholders having the power to elect, appoint or cause the election or appointment of, at least a majority of the members of the Board of Directors of the Company through beneficial ownership of capital stock of the Company or otherwise.

Barnstable Water Company

                  "Control Group" shall mean any related Persons constituting a "group" for the purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (other than the Designated Shareholders).

                   "Designated Shareholders" shall mean the shareholders and beneficial owners of the Company on the Closing Date (the "Original Shareholders"), any Person who is the spouse of any Original Shareholder, any Person or the spouse of any Person who is a lineal descendant of any Original Shareholder; or any corporation or partnership of which any of such Persons are legally entitled to exercise more than a majority of the voting power, or any trust of which any of such Persons are the sole beneficiaries or the executor or administrator of the estate of any such Person or any legal guardian of any such Person.

                  2.4. Notice of Optional Prepayments. The Company will give notice of any prepayment of the Notes pursuant to Section 2.2 to each holder thereof not less than 30 days nor more than 60 days before the date fixed for such optional prepayment specifying (i) such date, (ii) the principal amount of the holder's Notes to be prepaid on such date, (iii) that a premium may be payable, (iv) the date when such premium will be calculated, (v) the estimated premium, and (vi) the accrued interest applicable to the prepayment. Such notice of prepayment shall also certify all facts, if any, which are conditions precedent to any such prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon and the premium, if any, payable with respect thereto shall become due and payable on the prepayment date specified in said notice. Not later than two business days prior to the prepayment date specified in such notice, the Company shall provide each holder of a Note written notice of the premium, if any, payable in connection with such prepayment and, whether or not any premium is payable, a detailed computation of the Make-Whole Amount.

                  2.5. Application of Prepayments. All partial prepayments pursuant to Section 2.1 or Section 2.2 shall be applied on all outstanding Notes ratably in accordance with the unpaid principal amounts thereof.

                  2.6. Direct Payment. Notwithstanding anything to the contrary contained in this Agreement or the Notes, in the case of any Note owned by you or your nominee or owned by any subsequent Institutional Holder which has given written notice to the Company requesting that the provisions of this Section 2.6 shall apply, the Company will punctually pay when due the principal thereof, interest thereon and premium, if any, due with respect to said principal, without any presentment thereof, directly to you, to your nominee or to such subsequent Institutional Holder at your address or your nominee's address set forth in Schedule I hereto or such other address as you, your nominee or such subsequent Institutional Holder may from time to time designate in writing to the Company or, if a bank account with a United States bank is designated for you or your nominee on Schedule I hereto or in any written notice to the Company from you, from your nominee or from any such subsequent Institutional Holder, the Company will make such payments in immediately available funds to such bank account, marked for attention as indicated, or in such other manner or to such other account in any United States bank as you, your nominee or any such subsequent Institutional Holder may from time to time direct in writing.

SECTION 3. REPRESENTATIONS.

                  3.1. Representations of the Company. The Company represents and warrants that all representations and warranties set forth in Exhibit C are true and correct as of the date hereof and are incorporated herein by reference with the same force and effect as though herein set forth in full.

                  3.2. Representations of the Purchaser. You represent, and in entering into this Agreement the Company understands, that you are acquiring the Notes for the purpose of investment and not with a view to the resale or distribution thereof, and that you have no present intention of selling, negotiating or otherwise disposing of the Notes; it being understood, however, that the disposition of your property shall at all times be and remain within your control. You further represent that you are acquiring the Notes for your own account and with your general corporate assets and not with the assets of any separate account in which any employee benefit plan has any interest. As used in this Section, the terms "separate account" and "employee benefit plan" shall have the respective meanings assigned to them in ERISA.

SECTION 4. CLOSING CONDITIONS.

                  4.1. Conditions. Your obligation to purchase the Notes on the Closing Date shall be subject to the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Notes and to the following further conditions precedent:

                  (a) Guaranty. Concurrently with the delivery of the Notes to you on the Closing Date, you shall have received the Guaranty duly executed by the Guarantor.

                  (b) Closing Certificates. You shall have received certificates dated the Closing Date, the truth and accuracy of which shall be a condition to your obligation to purchase the Notes proposed to be sold to you (i) signed by the President or a Vice President of the Company, and to the effect that (x) the representations and warranties of the Company set forth in Exhibit C hereto are true and correct on and with respect to the Closing Date, (y) the Company has performed all of its obligations hereunder which are to be performed on or prior to the Closing Date, and (z) no Default or Event of Default has occurred and is continuing, and (ii) signed by the President of the Guarantor and to the effect that the representations and warranties set forth in Exhibit D hereto are true and correct on and with respect to the Closing Date.

                  (c) Legal Opinions. You shall have received from Chapman and Cutler, who are acting as your special counsel in this transaction, and from Hill & Harlow, a Professional Corporation, counsel for the Company and the Guarantor, their respective opinions dated the Closing Date, in form and substance satisfactory to you, and covering the matters set forth in Exhibits E and F, respectively, hereto.

                  (d) Consents. All requisite filings have been made with, and all necessary consents and approvals, in form and substance satisfactory to you, shall have been obtained from, all applicable regulatory and other governmental authorities and third parties, including, without limitation, the Massachusetts Department of Public Utilities. In addition, the period for the appeal of the authorization orders of the Massachusetts Department of Public Utilities shall have been exhausted and no appeals shall have been made in such period.

                  (e) Satisfactory Proceedings. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to you and your special counsel, and you shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of said transactions.

                  4.2. Waiver of Conditions. If on the Closing Date the Company fails to tender to you the Notes to be issued to you on such date or if the conditions specified in Section 4.1 have not been fulfilled, you may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in 54.1 have not been fulfilled, you may waive compliance by the Company with any such condition to such extent as you may in your sole discretion determine. Nothing in this
Section 4.2 shall operate to relieve the Company of any of its obligations hereunder or to waive any of your rights against the Company.

SECTION 5. COMPANY COVENANTS.

                  From and after the Closing Date and continuing so long as any amount remains unpaid on any Note:

                  5.1. Corporate Existence, Etc. The Company will preserve and keep in full force and effect, and will cause each Restricted Subsidiary to preserve and keep in full force and effect, its corporate existence and all licenses, permits and franchises necessary to the proper conduct of its business, provided that the foregoing shall not prevent any transaction permitted by Section 5.11.

                  5.2. Insurance. The Company will maintain, and will cause each Restricted Subsidiary to maintain, insurance coverage by financially sound and reputable insurers and in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties, including without limitation, general public liability insurance at any time during which members of the general public are permitted access to the Company's property for recreational purposes.

                  5.3. Taxes, Claims for Labor and Materials, Compliance with Laws. The Company will promptly pay and discharge, and will cause each Restricted Subsidiary promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Company or such Restricted Subsidiary, respectively, or upon or in respect of all or any part of the property or business of the Company or such Restricted Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any property of the Company or such Restricted Subsidiary; provided the Company or such Restricted Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Company or such Restricted Subsidiary or any material interference with the use thereof by the Company or such Restricted Subsidiary, and (ii) the Company or such Restricted Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto. The Company will promptly comply and will cause each Subsidiary to promptly comply with all laws, ordinances or governmental rules and regulations to which it is subject including, without limitation, M.G.L.A. c. 164 and c. 165, to the extent applicable to water companies, the Occupational Safety and Health Act of 1970, as amended, ERISA and all laws, ordinances, governmental rules and regulations relating to environmental protection in all applicable jurisdictions, the violation of which could materially and adversely affect the properties, business, prospects, profits or condition of the Company and its Restricted Subsidiaries or would result in any Lien not permitted under Section 5.1.

                  5.4. Maintenance, Etc. (a) The Company will maintain, preserve and keep, and will cause each Restricted Subsidiary to maintain, preserve and keep, its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

                  (b) The Company will accrue on its books annually reserves for depreciation in such amounts as shall be satisfactory to any governmental authority having regulatory jurisdiction over the Company, but in no event less than 1.25% of the Company's depreciable property.

                  5.5. Nature of Business. Neither the Company nor any Restricted Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Restricted Subsidiaries would be substantially changed from the storage, transmission and sale of water for domestic, industrial and commercial uses, and activities related thereto.

                  5.6. Limitations on Current Debt and Funded Debt.

                  (a) The Company will not, and will not permit any Restricted Subsidiary to, create, assume or incur or in any manner become liable in respect of any Current Debt or Funded Debt, except:

                  (1) Funded Debt evidenced by the Notes;

                  (2) Current Debt and Funded Debt of the Company outstanding as of the date of this Agreement and reflected in Annex I to Exhibit C hereto;

                  (3) unsecured Funded Debt of the Company and Funded Debt of the Company and its Restricted Subsidiaries secured by Liens permitted by
Section 5.1(g), provided that at the time of issuance thereof and after giving effect thereto and to the application of the proceeds thereof:

                           (i) Consolidated Funded Debt shall not exceed 75% of
Consolidated Tangible Net Worth, and

                           (ii) the Net Income Available for Fixed Charges in
any consecutive 12 of the 15 calendar months immediately preceding any date of determination thereof shall have equalled at least 175% of Pro Forma Fixed Charges;

                  (4) any refinancing of Funded Debt issued and outstanding pursuant to Section 5.6(a)(2) or Section 5.6(a)(3) (without increase in principal amount from the amount outstanding on the date of such refinancing);

                  (5) unsecured Current Debt of the Company, provided that at the time of issuance thereof and after giving effect thereto and to the application of the proceeds thereof, the aggregate of all Consolidated Funded Debt and Consolidated Current Debt shall not exceed 75% of the sum of Total Capitalization plus Consolidated Current Debt; and

                  (6) Current Debt or Funded Debt of a Restricted Subsidiary to the Company or to a Wholly-owned Restricted Subsidiary.

                  (b) Any corporation which becomes a Restricted Subsidiary after the date hereof shall for all purposes of this Section 5.6 be deemed to have created, assumed or incurred at the time it becomes a Restricted Subsidiary all Funded Debt of such corporation existing immediately after it becomes a Restricted Subsidiary.

                  5.7. Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Restricted Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:

                  (a) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided that payment thereof is not at the time required by
Section 5.3;

                  (b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a

Restricted Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

                  (c) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

                  (d) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Restricted Subsidiaries or which customarily exist on properties of corporation's engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

                  (e) Liens securing Indebtedness of a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

                  (f) hereto; and Liens existing as of September 30, 1990 and reflected in Schedule II

                  (g) Liens incurred after the Closing Date given to secure the payment of the purchase price incurred in connection with the acquisition of fixed assets useful and intended to be used in carrying on the business of the Company or a Restricted Subsidiary, including Liens existing on such fixed assets at the time of acquisition thereof or at the time of acquisition by the Company or a Restricted Subsidiary of any business entity then owning such fixed assets, whether or not such existing Liens were given to secure the payment of the purchase price of the fixed assets to which they attach so long as they were not incurred, extended or renewed in contemplation of such acquisition, provided that (i) the Lien shall attach solely to the fixed assets acquired or purchased,
(ii) at the time of acquisition of such fixed assets, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such fixed assets whether or not assumed by the Company or a Restricted Subsidiary shall not exceed an amount equal to 65% (or 100% in the case of Capitalized Leases) of the lesser of the total purchase price or fair market value at the time of acquisition of such fixed assets (as determined in good faith by the Board of Directors of the Company), and (iii) all such Indebtedness shall have been incurred within the applicable limitations provided in Section 5.6(a)(3) or
Section 5.6(a)(4).

                  5.8. Limitation on Sale and Leasebacks. The Company will not, and will not permit any Restricted Subsidiary to, enter into any arrangement whereby the Company or any Restricted Subsidiary shall sell or transfer any property owned by the Company or any Restricted Subsidiary to any Person other than the Company or a Restricted Subsidiary and thereupon the Company or any Restricted Subsidiary shall lease or intend to lease, as lessee, the same property unless:

                  (a) (i) the property was owned by the Company or such Restricted Subsidiary for a period not exceeding 12 months prior to the date of transfer, or (ii) the property consists of real property on which substantial fixed improvements have been constructed within the 12 months prior to the date, of such transfer, regardless of the period during which such real property was owned by the Company or such Restricted Subsidiary prior to the date of transfer; and

                  (b) such sale and leaseback would be permitted by Sections 5.6, 5.1 and 5.11.

                  5.9. Restricted Payments. The Company will not, except as hereinafter provided:

                  (a) Declare or pay any dividends, either in cash or property, on any shares of its capital stock of any class (except dividends or other distributions payable (i) in respect of the Company's 6% cumulative preferred stock and (ii) solely in shares of capital stock of the Company);

                  (b) Directly or indirectly, or through any Subsidiary, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock (other than in exchange for or out of the net cash proceeds to the Company from the substantially concurrent issue or sale of other shares of capital stock of the Company or warrants, rights or options to purchase or acquire any shares of its capital stock); or

                  (c) Make any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of its capital stock;

(such declarations or payments of dividends, purchases, redemptions or retirements of capital stock and warrants, rights or options and all such other payments or distributions being herein collectively called "Restricted Payments"), if, after giving effect thereto, either (i) an Event of Default shall have occurred and be continuing or (ii) the sum of (x) the aggregate amount of Restricted Payments made during the period from and after December 31, 1990 to and including the date of the making of the Restricted Payment in question, plus (y) the aggregate amount of all Restricted investments made by the Company or any Restricted Subsidiary during said period would exceed 50% of Consolidated Net Income for such period, computed on a cumulative basis for said entire period after deducting all dividends paid on the 6% cumulative preferred stock of the Company outstanding on the Closing Date (or if such Consolidated Net Income is a deficit figure, then minus 100% of such deficit).

                  The Company will not declare any dividend which constitutes a Restricted Payment payable more than 60 days after the date of declaration thereof.

                  For the purposes of this Section 5.9, the amount or any Restricted Payment declared, paid or distributed in property shall be deemed to be the greater of the book value or fair market value (as determined in good faith by the Board of Directors of the Company) of such property at the time of the making of the Restricted Payment in question.

                  5.10. Investments. The Company will not, and will not permit any Restricted Subsidiary to, make any Investments, other than:

                  (a) Investments by the Company and its Restricted Subsidiaries in and to Restricted Subsidiaries, including any Investment in a corporation which, after giving effect to such Investment, will become a Restricted Subsidiary;

                  (b) Investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Company or any Restricted Subsidiary, is accorded the highest rating by Standard & Poor's Corporation ("S&P"), Moody's Investors Service, Inc. ("Moody's") or other nationally recognized credit rating agency of similar standing;

                  (c) Investments in direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in either case, maturing in twelve months or less from the date of acquisition thereof;

                  (d) Investments in certificates of deposit maturing within one year from the date of issuance thereof, issued by a bank or trust company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $100,000,000 and whose long-term certificates of deposit are, at the time of acquisition thereof by the Company or a Restricted Subsidiary, rated AA or better by S&P or Aa or better by Moody's;

                  (e) loans or advances in the usual and ordinary course of business to officers, directors and employees for expenses (including moving expenses related to a transfer) incidental to carrying on the business of the Company or any Restricted Subsidiary;

                  (f) receivables arising from the sale of goods and services in the ordinary course of business of the Company and its Restricted Subsidiaries;

                  (g) investments in Funded Debt of Barlaco, Inc., a Massachusetts corporation ("Barlaco") incurred for the purpose of paying taxes owed by Barlaco, provided that such Funded Debt shall bear interest (which may be expressed to be payable at the maturity of such Funded Debt); and provided further that such Funded Debt shall have a fixed maturity date and shall become due and payable upon the sale of any real property owned by Barlaco; and

                  (h) other Investments (in addition to those permitted by the foregoing provisions of this Section 5.10), provided that (i) all such other Investments shall have been made out of funds available for Restricted Payments which the Company or any Restricted Subsidiary would then be permitted to make in accordance with the provisions of Section 5.9 and (ii) after giving effect to such other Investments, no Event of Default shall have occurred and be continuing.

                  In valuing any Investments for the purpose of applying the limitations set forth in this Section 5.10, such Investments shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal.

                  For purposes of this Section 5.10, at any time when a corporation becomes a Restricted Subsidiary, all Investments of such corporation at such time shall be deemed to have been made by such corporation, as a Restricted Subsidiary, at such time.

                  5.11. Mergers, Consolidations and Sales or Assets.

                  (a) The Company will not, and will not permit any Restricted Subsidiary to, (i} consolidate with or be a party to a merger with any other corporation or (ii) sell, lease or otherwise dispose of all or any substantial part (as defined in paragraph (d) of this Section 5.11) of the assets of the Company and its Restricted Subsidiaries, provided, however, that:

                  (1) any Restricted Subsidiary may merge or consolidate with or into the Company or any Wholly-owned Restricted Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation;

                  (2) the Company may consolidate or merge with any other corporation if (i) the surviving or continuing corporation (the "New Company") shall be a corporation organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, (ii) the New Company shall be a corporation principally engaged in the storage, transmission and sale of water for domestic industrial and commercial uses, and activities related thereto, (iii) the New Company shall expressly and unconditionally assume, by an instrument in writing, both the due and punctual payment of the principal of (and premium, if any) and interest on all the Notes and the due and punctual performance or observance of every covenant of this Agreement and the Notes to be performed or observed by the Company, (iv) the Company shall have delivered to the holders of the Notes a certificate of a responsible officer of the Company and an opinion of counsel, each stating that such consolidation or merger complies with the provisions of this Section 5.11(a)(2) and that all conditions precedent relating to such transaction provided for in this Section 5.11(a)(2) have been met, (v) at the time of such consolidation or merger and after giving effect thereto no Default or Event of Default shall have occurred and be continuing, and (vi) after giving effect to such consolidation or" merger the New Company would be permitted to incur at least $1.00 of additional Funded Debt under the provisions of Section 5.6(a)(3); and

                  (3) any Restricted Subsidiary may sell, lease or otherwise dispose of all or any substantial part of its assets to the Company or any Wholly-owned Restricted Subsidiary Water Company

                  (b) The Company will not permit any Restricted Subsidiary to issue or sell any shares of stock of any class (including as "stock" for the purposes of this Section 5.11, any warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock) of such Restricted Subsidiary to any Person other than the Company or a Wholly-owned Restricted Subsidiary, except for the purpose of qualifying directors, or except in satisfaction of the validly pre-existing preemptive rights of minority shareholders in connection with the simultaneous issuance of stock to the Company and/or a Restricted Subsidiary whereby the Company and/or such Restricted Subsidiary maintain their same proportionate interest in such Restricted Subsidiary.

                  (c) The Company will not sell, transfer or otherwise dispose of any shares of stock of any Restricted Subsidiary (except to qualify directors or as allowed by Section 5.9) or any Indebtedness of any Restricted Subsidiary, and will not permit any Restricted Subsidiary to sell, transfer or otherwise dispose of (except to the Company or a Wholly-owned Restricted Subsidiary) any shares of stock or any Indebtedness of any other Restricted Subsidiary, unless:

                  (1) simultaneously with such sale, transfer, or disposition, all shares of stock and all Indebtedness of such Restricted Subsidiary at the time owned by the Company and by every other Restricted Subsidiary shall be sold, transferred or disposed of as an entirety;

                  (2) the Board of Directors of the Company shall have determined, as evidenced by a resolution thereof, that the proposed sale, transfer or disposition of said shares of stock and

Indebtedness is in the best interests of the Company;

                  (3) said shares of stock and Indebtedness are sold, transferred or otherwise disposed of to a Person, for a cash consideration and on terms reasonably deemed by the Board of Directors to be adequate and satisfactory;

                  (4) the Restricted Subsidiary being disposed of shall not have any continuing investment in the Company or any other Restricted Subsidiary not being simultaneously disposed of; and

                  (5) such sale or other disposition does not involve a substantial part (as hereinafter defined) of the assets of the Company and its Restricted Subsidiaries.

                  (d) As used in this Section 5.11, a sale, lease or other disposition of assets (a "Disposition") shall be deemed to be a "substantial part" of the assets of the Company and its Restricted Subsidiaries only if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company and its Restricted Subsidiaries (other than in the ordinary course of business) either (i) during the 12-month period ending on the date of such Disposition, exceeds 10% of Tangible Assets, determined as of the end of the immediately preceding fiscal year or (ii) during the period from and after the Closing Date to the date of determination thereof exceeds 25% of Tangible Assets determined as of the end of the immediately preceding fiscal year; provided, that the Company and its Restricted Subsidiaries may make a Disposition in excess of the limitations set forth above if the proceeds from such Disposition are (x) applied to the prepayment of the Notes in accordance with the provisions of Section 2.2, Or (y) deposited with a financial institution and held in an account which is (I) segregated from all other accounts of the Company and its Restricted Subsidiaries, (2) invested in Investments of the nature described in Section 5.10(b), (c) or (d) and (3) applied to the purchase of other property of a similar nature and similar value useful and to be used in the business of the Company and its Restricted Subsidiaries. Any proceeds not applied to the purchase of other property pursuant to this Section 5.11(d) within one year from the date of any such Disposition, shall, not later than the first anniversary date of such Disposition, be applied to the prepayment of the Notes in accordance with the provisions of Section 2.2.

                  5.12. Guaranties. The Company will not, and will not permit any Restricted Subsidiary to, become or be liable in respect of any Guaranty except Guaranties by the Company which are limited in amount to a stated maximum dollar exposure or which constitute Guaranties of obligations incurred by any Restricted Subsidiary in compliance with the provisions of this Agreement.

                  5.13. Repurchase of Notes. Neither the Company nor any Restricted Subsidiary or Affiliate, directly or indirectly, may repurchase or make any offer to repurchase any Notes unless an offer has been made to repurchase Notes, pro rata, from all holders of the Notes at the same time and upon the same terms. In case the Company repurchases or otherwise acquires any Notes, such Notes shall immediately thereafter be cancelled and no Notes shall be issued in substitution therefor. Without limiting the foregoing, upon the purchase or other acquisition of any Notes by the Company, any Restricted Subsidiary or any Affiliate, such Notes shall no longer be outstanding for purposes of any section of this Agreement relating to the taking by the holders of the Notes of any actions with respect hereto, including, without limitation,
Section 6.3, Section 6.4 and Section 7.1.

                  5.14. Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, enter into or be a party to any transaction or arrangement with any

Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Restricted Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would obtain in a comparable arm's length transaction with a Person other than an Affiliate.

                  5.15.Termination of Pension Plans. The Company will not and will not permit any Subsidiary to withdraw from any Multiemployer Plan or permit any employee benefit plan maintained by it to be terminated if such withdrawal or termination could result in withdrawal liability (as described in Part I of Subtitle E of Title IV of ERISA) or the imposition of a Lien on any property of the Company or any Subsidiary pursuant to Section 4068 of ERISA.

                  5.16. Reports and Rights of Inspection. The Company will keep, and will cause each Restricted Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of the Company or such Restricted Subsidiary, in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to you pursuant to this Section 5.16 and concurred in by the independent public accountants referred to in Section 5.16(b) hereof), and will furnish to you so long as "you are the holder of any Note and to each other institutional Holder of the then outstanding Notes (in duplicate if so specified below or otherwise requested):

                  (a) Quarterly Statements. As soon as available and in any event within 75 days after the end of the first quarterly fiscal period and within 60 days after the end of each other quarterly fiscal period of each fiscal year, copies of:

                  (1) consolidated and consolidating balance sheets of the Company and its Restricted Subsidiaries as of the close of such quarterly fiscal period, setting forth in comparative form the consolidated figures for the fiscal year then most recently ended,

                  (2) consolidated and consolidating statements of income of the Company and its Restricted Subsidiaries for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, in each case setting forth in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, and

                  (3) consolidated and consolidating statements of cash flows of the Company and its Restricted Subsidiaries for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail prepared in conformity with the accounting procedures of the Massachusetts Department of Public Utilities and certified as complete and correct by an authorized financial officer of the Company;

                  (b) Annual Statements. As soon as available and in any event within 120 days after the close of each fiscal year of the Company, copies of:

                  (1) consolidated and consolidating balance sheets of the Company and its Restricted Subsidiaries as of the close of such fiscal year, and

                  (2) consolidated and consolidating statements of income and retained earnings and cash flows of the Company and its Restricted Subsidiaries for such fiscal year,

in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by a report thereon of a firm of independent public accountants of recognized national standing selected by the Company to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Restricted Subsidiaries as of the end of the fiscal year being reported on and the consolidated results of the operations and cash flows for said year in conformity with GAAP and that the examination such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards and included such tests of the accounting records and such other auditing procedures as said accountants deemed necessary in the circumstances;

                  (c) Audit Reports. Promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of the Company or any Restricted Subsidiary and any management letter received from such accountants;

                  (d) SEC and Other Reports. Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders generally and of each regular or periodic report, and any registration statement or prospectus filed by the Company or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency, and copies of any orders in any proceedings to which the Company or any of its Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Company or any of its Subsidiaries;

                  (e) ERISA Reports. Promptly upon the occurrence thereof, written notice of (i) a Reportable Event with respect to any Plan; (ii) the institution of any steps by the Company, any ERISA Affiliate, the PBGC or any other person to terminate any Plan; (iii) the institution of any steps by the Company or any ERISA Affiliate to withdraw from any Plan; (iv) a non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA in connection with any Plan; (v) any material increase in the contingent liability of the Company or any Restricted Subsidiary with respect to any post-retirement welfare liability; or (vi) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing;

                  (f) Officer's Certificates. Within the periods provided in paragraphs (a) and (b) above, a certificate of an authorized financial officer of the Company stating that such officer has reviewed the provisions of this Agreement and setting forth: (i) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of Section 5.6 through Section 5.15 at the end of the period covered by the financial statements then being furnished, and (ii) whether there existed as of the date of such financial statements and whether, to the best of such officer's knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto;

                  (g) Accountant's Certificates. Within the period provided in paragraph (b) above, a certificate of the accountants who render an opinion with respect to such financial statements, stating that they have reviewed this Agreement and stating further whether, in making their audit, such accountants have become aware of any Default or Event of Default under any of the terms or provisions of this Agreement insofar as any such terms or provisions pertain to or involve accounting matters or determinations, and if any such condition or event then exists, specifying the nature and period of existence thereof;

                  (h) Unrestricted Subsidiaries. Within the respective periods provided in paragraphs (a) and (b) above, financial statements of the character and for the dates and periods as in said paragraphs (a) and (b) provided covering each Unrestricted Subsidiary (or groups of Unrestricted Subsidiaries on a consolidated basis); and

                  (i) Requested Information. With reasonable promptness, such other data and information as you or any such Institutional Holder may reasonably request.

Without limiting the foregoing, the Company will permit you, so long as you are the holder of any Note, and each Institutional Holder of the then outstanding Notes (or such Persons as either you or such Institutional Holder may designate), to visit and inspect, under the Company's guidance, any of the properties of the Company or any Restricted Subsidiary, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers, employees, and independent public accountants (and by this provision the Company authorizes said accountants to discuss with you the finances and affairs of the Company and its Restricted Subsidiaries) all at such reasonable times and as often as may be reasonably requested, but, in aggregate, not more than four times in a calendar year; provided that prior to the occurrence of an alleged Event of Default, the Company shall have received reasonable notice of such visit.

SECTION 6. EVENTS OF DEFAULT AND REMEDIES THEREFOR.

                  6.1. Events of Default. Anyone or more of the following shall constitute an "Event of Default" as such term is used herein:

                  (a) Default shall occur in the payment of interest on any Note when the same shall have become due and such default shall continue for more than five days; or

                  (b) Default shall occur in the making of any required prepayment on any of the Notes as provided in Section 2.1; or

                  (c) Default shall occur in the making of any other payment of the principal of any Note or premium, if any, thereon at the expressed or any accelerated maturity date or at any date fixed for prepayment; or

                  (d) Default shall be made in the payment when due (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest on any Funded Debt or Current Debt (other than the Notes) of the Company or any Restricted Subsidiary and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

                  (e) Default or the happening of any event shall occur under any indenture, agreement or other instrument under which any Funded Debt or Current Debt of the Company or any Restricted Subsidiary may be issued and such default or event shall continue for a period of time sufficient to permit the acceleration of the maturity of any Funded Debt or Current Debt of the Company or any Restricted Subsidiary outstanding thereunder; or

                  (f) Default shall occur in the observance or performance of any covenant or agreement contained in Section 5.6 through Section 5.11; or

                  (g) Default shall occur in the observance or performance of any covenant or agreement contained in Sections 7.3 through 7.8, both inclusive, or Section 7.10 or Section 8 of the Guaranty; or

                  (h) Default shall occur in the observance or performance of any other provision of this Agreement which is not remedied within 30 days after the earlier of (i) the day on which the Company first obtains knowledge of such default, or (ii) the day on which written notice thereof is given to the Company by the holder of any Note; or

                  (i) Default shall occur in the observance or performance of any other provision of the Guaranty which is not remedied within 30 days after the earlier of (i) the day on which the Guarantor first obtains knowledge of such default or (ii) the day on which written notice thereof is given to the Guarantor by the holder of any Note; or

                  (j) Any representation or warranty made by the Company herein, or made by the Company in any statement or certificate furnished by the Company in connection with the consummation of the issuance and delivery of the Notes or furnished by the Company pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof; or

                  (k) Any representation or warranty made by the Guarantor in the Guaranty, or made by the Guarantor in any statement or certificate furnished by the Guarantor pursuant thereto or hereto, is untrue in any material respect as of the date of the issuance or making thereof; or

                  (l) The Guaranty shall cease to be in full force and effect for any reason whatsoever, including without limitation, a determination by any governmental body or court that the Guaranty is invalid, void or unenforceable or the Guarantor shall contest or deny in writing the validity or enforceability of any of its obligations under the Guaranty; or

                  (m) Final judgment or judgments for the payment of money aggregating in excess of $100,000 is or are outstanding against the Guarantor, the Company or any Restricted Subsidiary or against any property or assets of either and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 60 days from the date of its entry; or

                  (n) A custodian, liquidator, trustee or receiver is appointed for the Guarantor, the Company or any Restricted Subsidiary or for the major part of the property of either and is not discharged within 60 days after such appointment; or

                  (o) The Guarantor, the Company or any Restricted Subsidiary becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Guarantor, the Company or any Restricted Subsidiary applies for or consents to the appointment of a custodian, liquidator, trustee or receiver for the Guarantor, the Company or such Restricted Subsidiary or for the major part of the property of any such Person; or

                  (p) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Guarantor, the Company or any Restricted Subsidiary and, if instituted against the Guarantor, the Company or any Restricted Subsidiary, are consented to or are not dismissed within 60 days after such institution.

                  6.2. Notice to Holders. When any Event of Default described in the foregoing Section 6.1 has occurred, or if the holder of any Note or of any other evidence of Funded Debt or Current Debt of the Company gives any notice or takes any other action with respect to a claimed default, the Company agrees to give notice within three business days of such event to all holders of the Notes then outstanding.

                  6.3. Acceleration of Maturities. When any Event of Default described in paragraph (a), (b) or (c) of Section 6.1 has happened and is continuing, any holder of any Note may, and when any Event of Default described in paragraphs (d) through (n), inclusive, of said Section 6.1 has happened and is continuing, the holder or holders of 2596 or more of the principal amount of Notes at the time outstanding may, by notice to the Company, declare the entire principal and all interest accrued on all Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph (o) or (p) of Section 6.1 has occurred, then all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the holders of the Notes the entire principal and interest accrued on the Notes and, to the extent not prohibited by applicable law, an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the Make-Whole Amount, determined as of the date on which the Notes shall so become due and payable. No course of dealing on the part of the holder or holders of any Notes nor any delay or failure on the part of any holder of Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies. The Company further agrees, to the extent permitted by law, to pay to the holder or holders of the Notes all costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such holder's or holders' attorneys for all services rendered in connection therewith.

                  6.4. Rescission of Acceleration. The provisions of Section 6.3 are subject to the condition that if the principal of and accrued interest on all or any outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (n), inclusive, of Section 6.1, the holders of 66-2/3% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

                  (a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;

                  (b) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, interest or premium on the Notes which has become due and payable solely by reason of such declaration under Section 6.3) shall have been duly paid; and

                  (c) each and every other Default and Event of Default shall have been made good, cured or waived pursuant to Section 7.1;

and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

SECTION 7. AMENDMENTS, WAIVERS AND CONSENTS.

                  7.1. Consent Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the holders of at least 66-2/3% in aggregate principal amount of outstanding Notes; provided that without the written consent of the holders of all of the Notes then outstanding, no such amendment or waiver shall be effective which will change (i) the time of payment (including any prepayment required by Section 2.1) of the principal of or the interest on any Note or change the principal amount thereof or change the rate of interest thereon, or
(ii) any of the provisions with respect to optional prepayments, or (iii) the percentage of holders of the Notes required to consent to any such amendment or waiver of any of the provisions of this Section 7 or Section 6.

                  7.2. Solicitation of Holders. So long as there are any Notes outstanding, the Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each holder of Notes (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. The Company will not, directly or indirectly, payor cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of Notes as consideration for or as an inducement to entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions of this Agreement or the Notes unless such remuneration is concurrently offered, on the same terms, ratably to the holders of all Notes then outstanding.

                  7.3. Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

SECTION 8. INTERPRETATION OF AGREEMENT; DEFINITIONS.

                  8.1. Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

                  " Affiliate" shall mean any Person (other than a Restricted Subsidiary) (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company,
(ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of the Company or (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

                   "Capitalized Lease" shall mean any lease the obligation for Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP.

                  "Capitalized Rentals" of any Person shall mean as of the date of any determination thereof the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person.

                  "Company" shall mean Barnstable Water Company, a Massachusetts corporation, and any Person who succeeds to all, or substantially all, of the assets and business of Barnstable Water Company.

                  "Consolidated Current Debt" shall mean all Current Debt of the Company and its Restricted Subsidiaries, determined on a consolidated basis eliminating intercompany items.

                  "Consolidated Funded Debt" shall mean all Funded Debt of the Company and its Restricted Subsidiaries, determined on a consolidated basis eliminating intercompany items.

                  "Consolidated Net Income" for any period shall mean the gross revenues of the Company and its Restricted Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:

                  (a) any gains or losses on the sale or other disposition of Investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

                  (b) the proceeds of any life insurance policy;

                  (c) net earnings and losses of any Restricted Subsidiary accrued prior to the date it became a Restricted Subsidiary;

                  (d) net earnings and losses of any corporation (other than a Restricted subsidiary), substantially all the assets of which have been acquired in any manner by the Company or any Restricted Subsidiary, realized by such corporation prior to the date of such acquisition;

                  (e) net earnings and losses of any corporation (other than a Restricted Subsidiary) with which the Company or a Restricted Subsidiary shall have consolidated or which shall have merged into or with the Company or a Restricted Subsidiary prior to the date of such consolidation or merger;

                  (f) net earnings of any business entity (other than a Restricted Subsidiary) in which the Company or any Restricted Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such Restricted Subsidiary in the form of cash distributions;

                  (g) any portion of the net earnings of any Restricted Subsidiary which for any reason is unavailable for payment of dividends to the Company or any other Restricted Subsidiary;

                  (h) earnings resulting from any reappraisal, revaluation or write-up of assets;

                  (i) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;

                  (j) any gain arising from the acquisition of any Securities of the Company or any Restricted Subsidiary; and

                  (k) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such period.

                  "Consolidated Net Tangible Assets" shall mean as of the date of any determination thereof the total amount of all Tangible Assets of the Company and its Restricted Subsidiaries after deducting therefrom all Restricted Investments and all items which in accordance with GAAP would be included on the liability and equity side of a consolidated balance sheet, except deferred income taxes, deferred investment tax credits capital stock of any class, surplus and Consolidated Funded Debt.

                   "Consolidated Tangible Net Worth" shall mean as of the date of any determination thereof Consolidated Net Tangible Assets less all outstanding Funded Debt, deferred income taxes and deferred investment tax credits of the Company and its Restricted Subsidiaries.

                  "Current Debt" of any Person shall mean as of the date of any determination thereof (i) all Indebtedness of such Person for borrowed money other than Funded Debt of such Person and (ii) Guaranties by such Person of Current Debt of others.

                  "Default" shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any Successor sections.

                  "ERISA Affiliate" shall mean any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in section 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

                  "Event of Default" shall have the meaning set forth in Section 6.1.

                  "Fired Charges" for any period shall mean on a consolidated basis the sum of (i) all Rentals (other than Rentals on Capitalized Leases) payable during such period by the Company and its Restricted Subsidiaries and
(ii) all interest and all amortization of debt discount and expense on all Indebtedness (including the interest component of Rentals on Capitalized Leases) of the Company and its Restricted Subsidiaries. Computations of Fixed Charges on a pro forma basis for Indebtedness having a variable interest rate shall be calculated at the rate in effect on the date of any determination.

                  "Funded Debt" of any Person shall mean (i) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the sole option of the obligor for a period or periods more than one year from the date of origin), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under GAAP, (ii) all Capitalized Rentals of such Person, and (iii) all Guaranties by such Person of Funded Debt of others.

                  "GAAP" shall mean generally accepted accounting principles at the time.

                  "Guaranties" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

                  "Guarantor" shall mean Barnstable Holding Co., Inc., a Delaware corporation of which the Company is a subsidiary and any Person who succeeds to all or substantially all, of the assets and business of Barnstable Holding Co., Inc.

                  "Guaranty" shall mean the Guaranty Agreement described in
Section 1.3 hereof, as the same may from time to time be amended or modified.

                  "Indebtedness" of any Person shall mean and include all obligations of such Person which in accordance with GAAP shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all (i) obligations of such Person for borrowed money or which has been incurred in connection with the acquisition of property or assets, (ii) obligations secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) Capitalized Rentals and (v) Guaranties of obligations of others of the character referred to in this definition.

                  "Institutional Holder" shall mean any "qualified institutional buyer," as defined in Rule 144A promulgated under the Securities Exchange Act of 1934, as said Rule may from time to time be amended.

                  "Investments" shall mean all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise; provided, however, that "Investments" shall not mean or include routine investments in property to be used or consumed in the ordinary course of business or demand deposits in bank accounts maintained in the ordinary course of business.

                  "Lien" shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buyback agreements and all similar arrangements) affecting property. For the purposes of this Agreement, the Company or a Restricted Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

                  "Make-Whole Amount" shall mean in connection with any prepayment or acceleration of the Notes the excess, if any, of (i) the aggregate present value as of the date of such prepayment of each dollar of principal being prepaid (taking into account the application of such prepayment required by Section 2.1) and the amount of interest (exclusive of interest accrued to the date of prepayment) that would have been payable in respect of such dollar if such prepayment had not been made, determined by discounting such amounts at the Reinvestment Rate from the respective dates on which they would have been payable, over (ii) 100% of the principal amount of the outstanding Notes being prepaid. If the Reinvestment Rate is equal to or higher than 10.2%, the Make-Whole Amount shall be zero. For purposes of any determination of the Make Whole Amount;

                  "Reinvestment Rate" shall mean the arithmetic mean of the yields under the respective headings "This Week" and "Last Week" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the Weighted Average Life to Maturity of the principal being prepaid (taking into account the application of such prepayment required by 52.1). If no maturity exactly corresponds to such Weighted Average Life to Maturity, yields for the two published maturities most closely corresponding to such Weighted Average Life to Maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

                  "Statistical Release" shall mean the then most recently published statistical release designated "H.15(519)" or any successor which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. Government Securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination hereunder, then such other reasonably comparable index which shall be designated by the holders of 66-2/396 in aggregate principal amount of the outstanding Notes.

                   "Weighted Average Life to Maturity" of the principal amount of the Notes being prepaid shall mean, as of the time of any determination thereof, the number of years obtained by dividing the then Remaining Dollar-Years of such principal by the aggregate amount of such principal. The term "Remaining Dollar-Years" of such principal shall mean the amount obtained by (i) multiplying (x) the remainder of (1) the amount of principal that would have become due on each scheduled payment date if such prepayment had not been made, less (2) the amount of principal on the Notes scheduled to become due on such date after giving effect to such prepayment and the application thereof in accordance with the provisions of Section 2.1, by (y) the number of years (calculated to the nearest one-twelfth) which will elapse between the date of determination and such scheduled payment date, and (ii) totalling the products obtained in (i).

                  "Minority Interests" shall mean any shares of stock of any class of a Restricted Subsidiary (other than directors' qualifying shares as required by law) that are not owned by the Company and/or one or more of its Restricted Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.

                  "Multiemployer Plan" shall have the same meaning as in ERISA.

                   "Net Income Available for Fixed Charges" for any period shall mean the sum of (i) Consolidated Net Income during such period plus (to the extent deducted in determining Consolidated Net Income), (ii) all provisions for any Federal, state or other income taxes made by the Company and its Restricted Subsidiaries during such period and (iii) Fixed Charges of the Company and its Restricted Subsidiaries during such period.

                   "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

                   "Person" shall mean an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

                   "Plan" means a "pension plan," as such term is defined in ERISA, established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributed or is a member or otherwise may have any liability.

                  "Pro Forma Fixed Charges" for any period shall mean, as of the date of any determination thereof, the maximum aggregate amount of Fixed Charges which would have become payable by the Company and its Restricted Subsidiaries in such period determined on a pro forma basis giving effect as of the beginning of such period to the incurrence of any Funded Debt (including Capitalized Rentals) and the concurrent retirement of outstanding Funded Debt or Current Debt or termination of any Capitalized Leases.

                  "Purchaser" shall have the meaning set forth in Section 1.1.

                  "Rentals" shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Restricted Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Restricted Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

                  "Reportable Event" shall have the same meaning as in ERISA.

                  "Restricted Investments" shall mean all Investments, other than Investments described in clauses (a) through (g) of Section 5.10.

                   "Restricted Subsidiary" shall mean any Subsidiary (i) which is organized under the laws of the United States or any State thereof; (ii) which conducts substantially all of its business and has substantially all of its assets within the United States; and (iii) of which more than 8096 (by number of votes) of the Voting Stock is beneficially owned, directly or indirectly, by the Company.

                  "Security" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

                   The term "subsidiary" shall mean as to any particular parent corporation any corporation of which more than 5096 (by number of votes) of the Voting Stock shall be beneficially owned, directly or indirectly, by such parent corporation. The term "Subsidiary" shall mean a subsidiary of the Company.

                  "Tangible Assets" shall mean as of the date of any determination thereof the total amount of all assets of the Company and its Restricted Subsidiaries (less depreciation, depletion and other properly deductible valuation reserves) after deducting good will, patents, trade names, trade marks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, deferred assets other than prepaid insurance and prepaid taxes, the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as "intangible assets" in accordance with GAAP.

                  "Total Capitalization" shall mean, at any date of determination thereof, the sum of (i) the aggregate principal amount of all Consolidated Funded Debt then outstanding plus (ii) Consolidated Tangible Net Worth as of such date.

                  "Unrestricted Subsidiary" shall mean any Subsidiary which is not a Restricted Subsidiary.

                  "Voting Stock" shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

                  "Wholly-owned" when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares) and all Funded Debt and Current Debt shall be owned by the

Company and/or one or more of its Wholly-owned Subsidiaries.

                  8.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

                  8.3. Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

SECTION 9. MISCELLANEOUS.

                  9.1. Registered Notes. The Company shall cause to be kept at its principal office a register for the registration and transfer of the Notes (hereinafter called the "Note Register"), and the Company will register or transfer or cause to be registered or transferred, as hereinafter provided and under such reasonable regulations as it may prescribe, any Note issued pursuant to this Agreement.

                  At any time and from time to time the registered holder of any Note which has been duly registered as hereinabove provided may transfer such Note upon surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing.

                  The Person in whose name any registered Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement. Payment of or on account of the principal, premium, if any, and interest on any registered Note shall be made to or upon the written order of such registered holder.

                  9.2. Exchange of Notes. At any time and from time to time, upon not less than ten days' notice to that effect given by the holder of any
Note initially delivered or of any Note substituted therefor pursuant to Section 9.1, this Section 9.2 or Section 9.3, and, upon surrender of such Note at its office, the Company will deliver in exchange therefor, without expense to such holder, except as set forth below, a Note for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, or Notes in the denomination of $100,000 or any amount in excess thereof as such holder shall specify, dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, registered in the name of such Person or Persons as may be designated by such holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange. The Company may require the payment of a sum sufficient to cover any stamp tax or governmental charge imposed upon such exchange or transfer.

                  9.3. Loss, Theft, Etc. of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Note, the Company will make and deliver without expense to the holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. If the Purchaser or any subsequent Institutional Holder is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of such Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.

                  9.4. Expenses, Stamp Tax Indemnity. Whether or not the transactions herein contemplated shall be consummated, the Company agrees to pay directly all of your out-of-pocket expenses in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby, including but not limited to the reasonable charges and disbursements of Chapman and Cutler, your special counsel, duplicating and printing costs and charges for shipping the Notes, adequately insured to you at your home office or at such other place as you may designate, and all such expenses relating to any amendment, waivers or consents pursuant to the provisions hereof, including, without limitation, any amendments, waivers, or consents resulting from any work-out, re-negotiation or restructuring relating to the performance by the Company of its obligations under this Agreement and the Notes. The Company also agrees that it will pay and save you harmless against any and all liability with respect to stamp and other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Notes, whether or not any Notes are then outstanding. The Company agrees to protect and indemnify you against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person in connection with the transactions contemplated by this Agreement.

                  9.5. Powers and Rights Not Waived; Remedies Cumulative. No delay or failure on the part of the holder of any Note in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of the holder of any Note are cumulative to, and are not exclusive of, any rights or remedies any such holder would otherwise have.

                  9.6. Notices. All communications provided for hereunder shall be in writing and, if to you, delivered or mailed prepaid by registered or certified mail or overnight air courier, or by facsimile communication, in each case addressed to you at your address appearing on Schedule I to this Agreement or such other address as you or the subsequent holder of any Note initially issued to you may designate to the Company in writing, and if to the Company, delivered or mailed by registered or certified mail or overnight air courier, or by facsimile communication, to the Company at 47 Old Yarmouth Road, Hyannis, Massachusetts 02601-0326, Attention: President or to such other address as the Company may in writing designate to you or to a subsequent holder of the Note initially issued to you; provided, however, that a notice to you by overnight air courier shall only be effective if delivered to you at a street address designated for such purpose in Schedule I, and a notice to you by facsimile communication shall only be effective if made by confirmed transmission to you at a telephone number designated for such purpose in Schedule I, or, in either case, as you or a subsequent holder of any Note initially issued to you may designate to the Company in writing.

                  9.7. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to your benefit and to the benefit of your successors and assigns, including each successive holder or holders of any Notes.

                  9.8. Survival of Covenants and Representations. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall survive the closing and the delivery of this Agreement and the Notes.

                  9.9. Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

                  9.10. Governing Law. This Agreement and the Notes issued and sold hereunder shall be governed by and construed in accordance with Massachusetts law.

                  9.11. Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

                  The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

Accepted as of February 15, 1991.


BARNSTABLE WATER COMPANY

By:  /s/ George D. Wadsworth
     -----------------------------------
     George D. Wadsworth, President


INDIANAPOLIS LIFE INSURANCE COMPANY

By:  Its Vice President, Securities and Treasurer

                                   SCHEDULE I


Name and Address                                             Principal Amount of
of Purchasers                                              Notes to be Purchased
INDIANAPOLIS LIFE INSURANCE                                     $2,000,000
   COMPANY
2960 North Meridian Street
Indianapolis, Indiana 46208
Attention: Securities Department


Payments

         All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "Barnstable Water Company, 10.2% Senior Notes due February 15, 2011, principal or interest") to:

                  INB National Bank
                  One Indiana Square
                  Indianapolis, Indiana 46266

                  for credit to Indianapolis Life Insurance
                  Company's Account No. 35-001-852

Notices

         All notices and communications to be addressed as first provided above, except notice with respect to payment, and written confirmation of each such payment, to be addressed to:

                  Indianapolis Life Insurance Company
                  P.O. Box 1230
                  Indianapolis, Indiana 46206
                  Attention: Securities Department

Name of Nominee in which Notes are to be issued: None

                                   SCHEDULE II





                           LIENS SECURING FUNDED DEBT
                         (INCLUDING CAPITALIZED LEASES)
                            as of September 30, 1990



                                      NONE

                            BARNSTABLE WATER COMPANY

                                10.2% Senior Note

                              Due February 15, 2011




                  BARNSTABLE WATER COMPANY, a Massachusetts corporation (the "Company"), for value received, hereby promises to pay to or registered assigns
                     on the fifteenth day of February, 2011
                             the principal amount of

                                                                     DOLLARS ($)

and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the rate of 10.2% per annum from the date hereof until maturity, payable semiannually on the fifteenth of each February and August in each year (commencing on the first of such dates after the date hereof) and at maturity. The Company agrees to pay interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest, at the rate of 12.2% per annum after the due date, whether by acceleration or otherwise, until paid. Both the principal hereof and interest hereon are payable at the principal office of the Company in Hyannis, Massachusetts in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.

                  This Note is one of the 10.2% Senior Notes due February
15, 2011 (the "Notes") of the Company in the aggregate principal amount of $2,000,000 issued or to be issued under and pursuant to the terms and provisions of the Note Agreement dated as of February 15, 1991 (the "Note Agreement"), entered into by the Company with the original Purchaser therein referred to and this Note and the holder hereof are entitled equally and ratably with the holders of all other Notes outstanding under the Note Agreement to all the benefits provided for thereby or referred to therein. Reference is hereby made to the Note Agreement for a statement of such rights and benefits.

                  This Note and the other Notes outstanding under the Note Agreement may be declared due prior to their expressed maturity dates and certain prepayments are required to be made thereon, all in the events, on the terms and in the manner and amounts as provided in the Note Agreement.

                                    EXHIBIT A
                               (to Note Agreement)

                  The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in the Note Agreement.

                  Pursuant to a Guaranty Agreement dated as of February 15, 1991 (the "Guaranty") from Barnstable Holding Co., Inc. (the "Guarantor"), payment of the principal of, and interest and premium on, the Notes has been guaranteed by the Guarantor.

                  This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, premium, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.

BARNSTABLE WATER COMPANY

By George D. Wadsworth, President
   ------------------------------

                         REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to you as follows:

         1.       Subsidiaries. The Company has no Subsidiaries.

         2.       Corporate Organization and Authority. The Company:

                  (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

                  (b) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted; and

                  (c) does not transact business or own or lease property in any state other than The Commonwealth of Massachusetts so as to require the Company to be qualified or licensed as a foreign corporation in any jurisdiction.

                  3. Business and Property. You have heretofore been furnished with a copy of the Massachusetts Department of Public Utilities (the "Department") Report dated December 31, 1989 (the "Report") prepared by the Company which generally sets forth the business conducted and proposed to be conducted by the Company and the principal properties of the Company.

                  4. Financial Statements. (a) The balance sheets of the Company as of December 31 in each of the years 1985 to 1989, both inclusive, and the statements of income and retained earnings and changes in financial position or cash flows for the fiscal years ended on said dates, each accompanied by a report thereon containing an opinion unqualified as to scope limitations imposed by the Company and otherwise without qualification except as therein noted, by Ernst & Young, have been prepared in accordance with GAAP consistently applied except as therein noted, are correct and complete and present fairly the financial position of the Company as of such dates and the results of its operations and changes in its financial position or cash flows for such periods. The unaudited balance sheets of the Company as of September 30, 1990, and the unaudited statements of income and retained earnings and cash flows for the nine month period ended on said date prepared by the Company have been prepared in accordance with Department accounting practices consistently applied, are correct and complete and present fairly the financial position of the Company as of said date and the results of its operations and changes in its financial position or cash flows for such period.

                  (b) Since December 31, 1989, there has been no change in the condition, financial or otherwise, of the Company as shown on the balance sheet as of such date except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse.

                                    EXHIBIT C
                               (to Note Agreement)

                  5. Indebtedness. Annex 1 attached hereto correctly describes all Current Debt, Funded Debt, Capitalized Leases and Long-Term Leases of the Company outstanding on February 28, 1991.

                  6. Full Disclosure. Neither the financial statements referred to in paragraph 4 hereof nor the Agreement, the Report or any other written statement furnished by the Company to you in connection with the negotiation of the sale of the Notes, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. There is no fact peculiar to the Company which the Company has not disclosed to you in writing which materially affects adversely nor, so far as the Company can now foresee, will materially affect adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Company.

                  7. Pending Litigation. Except as disclosed in Annex 2 attached hereto, there are no proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company in any court or before any governmental authority or arbitration board or tribunal which involve the possibility of materially and adversely affecting the properties, business, prospects, profits or condition (financial or otherwise) of the Company.

                  8. Title to Properties. The Company has good and marketable title in fee simple (or its equivalent under applicable law) to all material parcels of real property and has good title to all the other material items of property it purports to own, including that reflected in the most recent balance sheet referred to in paragraph 4 hereof, except as sold or otherwise disposed of in the ordinary course of business and except for Liens permitted by the Agreement.

                  9. Patents and Trademarks. The Company owns or possesses all the patents, trademarks, trade names, service marks, copyright, licenses and rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others.

                  10. Sale is Legal and Authorized. The sale of the Notes and compliance by the Company with all of the provisions of the Agreement and the Notes

                  (a) are within the corporate powers of the Company;

                  (b) will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under the Charter or By-laws of the Company or any indenture or other agreement or instrument to which the Company is a party or by which it may be bound or result in the imposition of any Liens or encumbrances on any property of the Company; and

                  (c) have been duly authorized by proper corporate action on the part of the Company (no action by the stockholders of the Company being required by law, by the Charter or By-laws of the Company or otherwise), executed and delivered by the Company and the Agreement and the Notes constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable in accordance with their respective terms.

                  11. No Defaults. No Default or Event of Default has occurred and is continuing. The Company is not in default in the payment of principal or interest on any Funded Debt or Current Debt and is not in default under any instrument or instruments or agreements under and subject to which any Funded Debt or Current Debt has been issued and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

                  12. Governmental Consent. Except for the approval of the Department, which approval has been obtained and is in full force and effect, no approval, consent or withholding of objection on the part of any regulatory body, state, Federal or local, is necessary in connection with the execution and delivery by the Company of the Agreement or the Notes or compliance by the Company with any of the provisions of the Agreement or the Notes. The period for the appeal of the order of the Department has been exhausted and no appeals have been made in such period. Such order contains no burdensome restrictions on the Company and authorizes the issue and sale of the Notes upon terms not inconsistent with the Agreement.

                  13. Taxes. All tax returns required to be filed by the Company in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Company or upon any of its properties, income or franchises, which are shown to be due and payable in such returns have been paid. For all taxable years ending on or before December 31, 1986, the Federal income tax liability of the Company has been satisfied and either the period of limitations on assessment of additional Federal income tax has expired or the Company has entered into an agreement with the Internal Revenue Service closing conclusively the total tax liability for the taxable year. The Company does not know of any proposed additional tax assessment against it for which adequate provision has not been made on its accounts, and no material controversy in respect of additional Federal or state income taxes due since said date is pending or to the knowledge of the Company threatened. The provisions for taxes on the stocks of the Company are adequate for all open years, and for its current fiscal period.

                  14. Use of Proceeds. The net proceeds from the sale of the Notes will be used to repay bank borrowings and for other corporate purposes. None of the transactions contemplated in the Agreement (including, without limitation thereof, the use of proceeds from the issuance of the Notes) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including, without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System, 12 C.F .R., Chapter II. The Company does not own or intend to carry or purchase any "margin stock" within the meaning of said Regulation G. None of the proceeds from the sale of the Notes will be used to purchase, or refinance any borrowing the proceeds of which were used to purchase, any "security" within the meaning of the Securities Exchange Act of 1934, as amended.

                  15. Private Offering. Neither the Company, directly or indirectly, nor any agent on its behalf has offered or will offer the Notes or any similar Security or has solicited or will solicit an offer to acquire the Notes or any similar Security from or has otherwise approached or negotiated or will approach or negotiate in respect of the Notes or any similar Security with any Person other than the Purchaser and not more than one other institutional investor, which was offered a portion of the Notes at private sale for investment. Neither the Company, directly or indirectly, nor any agent on its behalf has offered 0: will offer the Notes or any similar Security or has solicited or will solicit an offer to acquire the Notes or any similar Security from any Person so as to bring the issuance and sale of the Notes within the provisions of Section 5 of the Securities Act of 1933, as amended.

                  16. ERISA. The consummation of the transactions provided for in the Agreement and compliance by the Company with the provisions thereof and the Notes issued thereunder will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended. Each plan complies in all material respects with all applicable statutes and governmental rules and regulations, and (a) no Reportable Event has occurred and is continuing with respect to any Plan, (b) neither the Company nor any ERISA Affiliate has withdrawn from any Plan or Multiemployer Plan or instituted steps to do so, and (c) no steps have been instituted to terminate any Plan. No condition exists or event or transaction has occurred in connection with any Plan which could result in the incurrence by the Company or any ERISA Affiliate of any material liability, fine or penalty. No Plan maintained by the Company or any ERISA Affiliate, nor any trust created thereunder, has incurred any "accumulated funding deficiency" as defined in Section 302 of ERISA. Neither the Company nor any ERISA Affiliate has any contingent liability with respect to any post-retirement "welfare benefit plan" (as such term is defined in ERISA) except as has been disclosed to the Purchaser.

                  17. Compliance with Law. The Company (a} is not in violation of any law, ordinance, franchise, governmental rule or regulation to which it is subject; or (b) has not failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its property or to the conduct of its business, which violation or failure to obtain would materially adversely affect the business, prospects, profits, properties or condition (financial or otherwise) of the Company, or impair the ability of the Company to perform its obligations contained in the Agreement or the Notes. The Company is not in default with respect to any order of any court or governmental authority or arbitration board or tribunal.

                  18. Compliance with Environmental Laws. Except as disclosed in Annex 2 attached hereto, the Company is not in violation of any applicable Federal, state, or local laws, statutes, rules, regulations or ordinances relating to public health, safety or the environment, including, without limitation, relating to releases, discharges, emissions or disposals to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls (PCB's), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances which violation could have a material adverse effect on the business, prospects, profits, properties or condition (financial or otherwise) of the Company. The Company does not know of any liability or class of liability of the Company under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.).

                  19. Franchises and Permits. The Company holds valid and subsisting certificates of convenience and necessity, grants, franchises, licenses, permits, consents, orders of governmental and regulatory authorities and easements, free from unduly burdensome restrictions, required for the maintenance and operation of its properties and business in the territories now served by it and they enable it to carry on the business now being conducted by it.

                  20. Investment Company Act. The Company is not, and is not directly or indirectly controlled by or acting on behalf of any person which is, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                         DESCRIPTION OF DEBT AND LEASES


1. Current Debt of the Company outstanding on February 28, 1991 is as follows:

                  Notes Payable-Banks                               $485,000


2. Funded Debt (other than Capitalized Rentals) of the Company outstanding on February 28, 1991 is as follows:

                  (a)      Notes, bonds and other securities:
                           Notes Payable -Insurance Company         $265,900

                  (b)      Guaranteed Obligations
                           NONE

3. Capitalized Leases of the Company outstanding on February 28, 1991 are as follows:

                  NONE





                                     ANNEX 1
                                 (to Exhibit C)

                         REPRESENTATIONS AND WARRANTIES

The Guarantor represents and warrants to you as follows:

                1. Subsidiaries. Annex 1 attached hereto states the name of each of the Guarantor's subsidiaries, its jurisdiction of incorporation and the percentage of its Voting Stock owned by the Guarantor or its subsidiaries. The Guarantor and each subsidiary has good and marketable title to all of the shares it purports to own of the stock of each subsidiary, free and clear in each case of any Lien. All such shares have been duly issued and are fully paid and non-assessable.

                2. Corporate Organization and Authority. The Guarantor and each significant Subsidiary:

                (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

                (b) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted; and

                (c) is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary.

                3. Financial Statements. The unaudited balance sheets of the Guarantor, which was incorporated on November 14, 1990, and its significant Subsidiaries have not been prepared.

                4. Indebtedness. Annex 2 attached hereto correctly describes all Current Debt, Funded Debt and Capitalized Leases of the Guarantor and its Significant Subsidiaries outstanding on February 28, 1991.

                5. Full Disclosure. Neither the Guaranty nor any other written statement furnished by the Guarantor to you in connection with the negotiation of the sale of the Notes contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. There is no fact peculiar to the Guarantor and its Significant Subsidiaries which the Guarantor has not disclosed to you in writing which materially affects adversely nor, so far as the Guarantor can now foresee, will materially affect adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Guarantor or its Significant Subsidiaries, taken as a whole.

                6. Pending Litigation. There are no proceedings pending or, to the knowledge of the Guarantor, threatened against or affecting the Guarantor or its Significant Subsidiaries in any court or before any governmental authority or arbitration board or tribunal which involve the possibility of materially and adversely affecting the

                                    EXHIBIT D
                               (to Note Agreement)
properties, business, prospects, profits or condition (financial or otherwise) of the Guarantor and its Significant Subsidiaries.

                7. Title to Properties. The Guarantor and each Significant Subsidiary has good and marketable title in fee simple (or its equivalent under applicable law} to all material parcels of real property and has good title to all the other material items of property it purports to own except as sold or otherwise disposed of in the ordinary course of business and except for Liens permitted by the Guaranty.

                8. Patents and Trademarks. The Company and each Significant Subsidiary owns or possesses all the patents, trademarks, trade names, service marks, copyright, licenses and rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others.

                9. Guaranty is Legal and Authorized. Compliance by the Guarantor with all of the provisions of the Guaranty

                (a) is within the corporate powers of the Guarantor;

                (b) will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under the Certificate of Incorporation or By-laws of the Guarantor or any indenture or other agreement or instrument to which the Guarantor is a party or by which it may be bound or result in the imposition of any Liens or encumbrances on any property of the Guarantor; and

                (c) has been duly authorized by proper corporate action on the part of the Guarantor (no action by the stockholders of the Guarantor being required by law, by the Certificate of Incorporation or By-laws of the Guarantor or otherwise), executed and delivered by the Guarantor and the Guaranty and the Notes constitute the legal, valid and binding obligations, contracts and agreements of the Guarantor enforceable in accordance with their respective terms.

                10. No Defaults. No Default or Event of Default has occurred and is continuing. The Guarantor is not in default in the payment of principal or interest on any Funded Debt or Current Debt and is not in default under any instrument or instruments or agreements under and subject to which any Funded Debt or Current Debt has been issued and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

                11. Governmental Consent. No approval, consent or withholding of objection on the part of any regulatory body, state, Federal or local, is necessary in connection with the execution and delivery by the Guarantor of the Guaranty or compliance by the Guarantor with any of the provisions of the Guaranty.

                12. Taxes. All tax returns required to be filed by the Guarantor or any Significant Subsidiaries in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Guarantor or any Significant Subsidiaries or upon any of its properties, income or franchises, which are shown to be due and payable in such returns have been paid. The Guarantor does not know of any proposed additional tax assessment against it for which adequate provision has not been made on its accounts, and no material controversy in respect of additional Federal or state income taxes due since said date is pending or to the knowledge of the Guarantor threatened. The provisions for taxes on the books of the Guarantor and each Significant Subsidiary are adequate for all open years, and for its current fiscal period.

                13. Compliance with Law. Neither the Guarantor nor any Significant Subsidiary (a) is in violation of any law, ordinance, franchise, governmental rule or regulation to which it is subject; or (b) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its property or to the conduct of its business, which violation or failure to obtain would materially adversely affect the business, prospects, profits, properties or condition (financial or otherwise) of the Guarantor and its Significant Subsidiaries, or impair the ability of the Guarantor to perform its obligations contained in the Guaranty. Neither the Guarantor nor any Significant Subsidiary is in default with respect to any order of any court or governmental authority or arbitration board or tribunal.

                14. Compliance with Environmental Laws. The Guarantor is not in violation of any applicable Federal, state, or local laws, statutes, rules, regulations or ordinances relating to public health, safety or the environment, including, without limitation, relating to releases, discharges, emissions or disposals to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls (PCB's), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances which violation could have a material adverse effect on the business, prospects, profits, properties or condition (financial or otherwise) of the Guarantor. The Guarantor does not know of any liability or class of liability of the Guarantor under the comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.).

                15. Investment Company Act. The Guarantor is not, and is not directly or indirectly controlled by or acting on behalf of any person which is, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                16. Holding Company. The Guarantor is not a "holding Company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company", or of a "subsidiary company" of a "holding company" as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

                          SUBSIDIARIES OF THE GUARANTOR



                                                          Percentage of Voting
                                                           Stock Owned by the
Name of                      Jurisdiction of              Guarantor and each
Subsidiary                    Incorporation                 Other Subsidiary
----------                    -------------                 ----------------

Barnstable Water
    Company                   Massachusetts                       95.47%

Barlaco                       Massachusetts                       95.47%







                                     ANNEX I
                                 (to Exhibit D)

                         DESCRIPTION OF DEBT AND LEASES



1. Current Debt of the Guarantor outstanding on February 28, 1991 is as follows:

            NONE

2. Funded Debt (other than Capitalized Rentals} of the Guarantor outstanding on February 28, 1991 is as follows:

            (a)   Notes, bonds and other securities: NONE

            (b)   Guaranteed Obligations:
                  Notes payable -Insurance Company                $265,900

3. Capitalized Leases of the Guarantor outstanding on February 28, 1991 are as follows:

            NONE








                                     ANNEX 2
                                 (to Exhibit D)

                DESCRIPTION OF SPECIAL COUNSEL'S CLOSING OPINION


            The closing opinion of Chapman and Cutler, special counsel to the Purchaser, called for by Section 4.1 of the Agreement, shall be dated the Closing Date and addressed to the Purchaser, shall be satisfactory in form and substance to the Purchaser and shall be to the effect that:

      (1) The Company is a corporation, duly incorporated, legally existing and in good standing under the laws of the Commonwealth of Massachusetts, has corporate power and authority and is duly authorized to enter into and perform the Agreement and to issue the Notes and incur the Indebtedness to be evidenced thereby;

      (2) The Guarantor is a corporation, duly incorporated, legally existing and in good standing under the laws of the State of Delaware, has corporate power and authority and is duly authorized to enter into and perform the Guaranty;

      (3) The Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding, contract and agreement of the Company enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

      (4) The Guaranty has been duly authorized, executed and delivered by the Guarantor and constitutes the legal, valid and binding contract and agreement of the Guarantor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

      (5) The Notes have been duly authorized by proper corporate action on the part of the Company, have been duly executed by authorized officers of the Company and delivered and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); and

      (6) The issuance, sale and delivery of the Notes under the circumstances contemplated by the Agreement constitute an exempt transaction under the registration provisions of the Securities Act of 1933, as amended, and do not under existing law require the registration of the Notes under the Securities Act of 1933, as amended, or the qualification of an indenture in respect thereof under the Trust Indenture Act of 1939.

             The opinion of Chapman and Cutler shall also state that the opinion of Hill & Barlow, a Professional Corporation, is satisfactory in scope and form to Chapman and Cutler and that, in their opinion, the Purchaser is justified in relying thereon and shall cover such other matters relating to the sale of the Notes as the Purchaser may reasonably request. With respect to matters of fact upon which such opinion is based, Chapman and Cutler may rely on appropriate certificates of public officials and officers of the Company.

                                    EXHIBIT E
                               (to Note Agreement)

            DESCRIPTION OF CLOSING OPINION OF COUNSEL TO THE COMPANY
                                AND THE GUARANTOR

            The closing opinion of Hill & Barlow, a Professional Corporation, counsel for the Company and the Guarantor, which is called for by Section 4.1(a) of the Agreement, shall be dated the Closing Date and addressed to the Purchaser, shall be satisfactory in scope and form to the Purchaser and shall be to the effect that:

      (1) The Company is a corporation, duly incorporated, legally existing and in good standing under the laws of the Commonwealth of Massachusetts, has corporate power and authority and is duly authorized to enter into and perform the Agreement and to issue the Notes and incur the Indebtedness to be evidenced thereby and has full corporate power and authority to conduct the activities in which it is now engaged and is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary;

      (2) The Company holds valid and subsisting certificates of convenience and necessity and it has secured such grants, franchises, permits, licenses, consents and orders of governmental or regulatory authorities required for the maintenance and operation of its properties and business in the territories now served by the Company (as such business and territories have been described to such counsel by the Company) and such as are ordinarily held and obtained by water companies of comparable size and similarly situated; that such certificates, franchises, easements, licenses, consents, and orders are free from any unusual or burdensome restrictions; and they enable the Company to carryon its business as now being conducted by it in the Commonwealth of Massachusetts;

      (3) The Guarantor is a corporation, duly incorporated, legally existing and in good standing under the laws of the State of Delaware, has corporate power and authority and is duly authorized to enter into and perform the Guaranty and has full corporate power and authority to conduct the activities in which it is now engaged and is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary;

      (4) The Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding contract and agreement of the Company enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

      (5) The Guaranty has been duly authorized, executed and delivered by the Guarantor and constitutes the legal, valid and binding contract and agreement of the Guarantor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

                                    EXHIBIT F
                               (to Note Agreement)

      (6) The Notes have been duly authorized by proper corporate action on the part of the Company, have been duly executed by authorized officers of the Company and delivered and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

      (7) Except for the approval of the Massachusetts Department of Public Utilities, which approval has been obtained and is in full force and effect, no approval, consent or withholding of objection on the part of, or filing, registration or qualification with, any governmental body, Federal, state or local, is necessary in connection with the execution and delivery of the Agreement or the Notes;

      (8) No approval, consent or withholding of objection on the part of, or filing, registration or qualification with, any governmental body, Federal, state or local, is necessary in connection with the execution and delivery of the Guaranty;

      (9) The issuance and sale of the Notes and the execution, delivery and performance by the Company of the Agreement do not conflict with or result in any breach of any of the provisions of or constitute a default under or result in the creation or imposition of any Lien upon any of the property of the Company pursuant to the provisions of the Charter or By-laws of the Company or any agreement or other instrument known to such counsel to which the Company is a party or by which the Company may be bound;

      (10) The execution, delivery and performance by the Guarantor of the Guaranty does not conflict with or result in any breach of any of the provisions of or constitute a default under or result in the creation or imposition of any Lien upon any of the property of the Guarantor pursuant to the provisions of the Certificate of Incorporation or By-laws of the Guarantor or any agreement or instrument known to such counsel to which the Guarantor is a party or by which the Guarantor may be bound; and

      (11) The issuance, sale and delivery of the Notes under the circumstances contemplated by the Agreement constitute an exempt transaction under the registration provisions of the Securities Act of 1933, as amended, and do not under existing law require the registration of the Notes under the Securities Act of 1933, as amended, or the qualification of an indenture in respect thereof under the Trust Indenture Act of 1939.

            The opinion of Hill & Barlow, a Professional Corporation, shall cover such other matters relating to the sale of the Notes as the Purchaser may reasonably request. With respect to matters of fact on which such opinion is based, such counsel shall be entitled to rely on appropriate certificates of public officials and officers of the Company and the Guarantor.

                               AMENDMENT AGREEMENT
                            dated as of June 1, 1992


Barnstable Water Company                  Indianapolis Life Insurance Company
47 Old Yarmouth Road                      2960 North Meridian Street
Hyannis, MA 02601                         Indianapolis, Indiana  46208


Barnstable Holding Company
47 Old Yarmouth Road
Hyannis, MA 02601

Ladies and Gentlemen:

      Section 1. Introduction. Reference is made to:

      (a) the Note Agreement dated as of February 15, 1991 (the "Note Agreement") between Barnstable Water Company, a Massachusetts corporation (the "Company"), and Indianapolis Life Insurance Company (the "Purchaser"); and

      (b) the Guaranty Agreement dated as of February 15, 1991 (the "Guaranty") from Barnstable Holding Co. Inc., a Delaware corporation (the "Guarantor"), to the holder of $2,000,000 10.2% Senior Notes due February 15, 2001 (the "Notes") issued under the Note Agreement

      Section 2. Definition of Terms. All capitalized terms used but not defined in this Amendment Agreement have the meanings ascribed to them in the Note Agreement.

      Section 3. Identification of Noteholders. The Purchaser hereby certifies that it is the holder on the date of all of the outstanding Notes.

      Section 4. Amendments to Note Agreement.

            4.1. Amendment to Section 5.9. The first paragraph of Section 5.9 of the Note Agreement is hereby amended, in its entirety so that the same shall henceforth read as follows:

            "5.9. Restricted Payments. The Company will not, except as hereinafter provided:

                  (a) Declare or pay any dividends, either in cash or property, on any shares of its capital stock of any class (except dividends or other distributions payable
                        (i) in respect of the Company's 6% cumulative preferred stock and (ii) solely in shares of capital stock of the Company);

                  (b) Directly or indirectly, or through any Subsidiary, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock (other than in exchange for or out of the net cash proceeds to the Company from the substantially concurrent issue or sale of other shares of capital stock of the Company or warrants, rights, or options to purchase or acquire any shares of its capital stock); or

                  (c) Make any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of its capital stock;

            (such declarations or payments of dividends, purchases, redemptions or retirements of capital stock and warrants, rights or options and all such other payments or distributions being herein collectively called "Restricted Payments"), if, after giving effect thereto, either (i) an Event of Default shall have occurred and be continuing or (ii) the sum of
      (x) the aggregate amount of Restricted Payments made during the period from and after December 31, 1990 to and including the date of the making of the Restricted Payment in question, plus (y) the aggregate amount of all Restricted Investments made by the Company or any Restricted Subsidiary during said period would exceed 50% of Consolidated Net Income for such period, computed on a cumulative basis for said entire period after deducting (A) all dividends paid on the 6% cumulative preferred stock of the Company outstanding on the Closing Date and (B) all amounts paid by the Company pursuant to the terms of the Real Estate Lease (or if such Consolidated Net Income is a deficit figure, then minus 100% of such deficit)."

            4.2. Amendment to Section 5.10. Paragraph (g) of Section 5.10 of the Note Agreement is hereby amended in its entirety by deleting the same and inserting in lieu thereof "Intentionally omitted; and".

            4.3. Amendment to Section 5.14. Section 5.14 of the Note Agreement is hereby amended by adding to the end thereof the following:

            '"; provided that notwithstanding the foregoing, the Company may be a party to the Real Estate Lease.'

            4.4. Amendment to Section 5.16. Paragraph (f) of Section 5.16 of the Note Agreement is hereby amended by deleting the word "and" between clauses (i) and (ii), and deleting the semicolon following clause (ii) and inserting in lieu thereof the following:

            ", and (iii) the aggregate amount of all payments made by the Company in respect of the Real Estate Lease during the period covered by such certificate (including, without limitation, all taxes, insurance premiums and other charges paid by the Company as lessee under such Real Estate Lease);"

            4.5 Amendment to Section 8.1. Section 8.1 of the Note Agreement is hereby amended by inserting the following definition between the definitions of the terms "Purchaser" and "Rentals":

            "`Real Estate Lease' shall mean that certain real estate lease between Barlaco, Inc., a Massachusetts corporation, as lessor, and the Company, as lessee, executed by the parties thereto as of November 1, 1991, with a term beginning January 1, 1991."

      Section 5. Amendments to the Guaranty.

            5.1. Amendment to Section 7.3. Paragraph (a)(3)(ii) of Section 7.3 is hereby amended to include "and" at the end of such paragraph; paragraph
(a)(4) of such Section is hereby amended to delete "; and" appearing at the end of such paragraph and inserting in lieu thereof a period; and paragraph (a)(5) of such Section is hereby amended in its entirety by deleting the same.

            5.2. Amendment to Section 7.8. The proviso at the end of paragraph
(a) of Section 7.8 of the Guaranty is hereby amended in its entirety so that the same shall henceforth read as follows:

            "provided that (x) any Significant Subsidiary may sell, lease or otherwise dispose of more than an insubstantial pan of its assets to the Guarantor or any Wholly-owned Significant Subsidiary, and (y) Barlaco may lease more than an insubstantial part of its assets to the Company pursuant to the provisions of the Real Estate Lease."

            5.3. Amendment to Section 7.12. Section 7.12 of the Guaranty is hereby amended by adding to the end thereof the following:

            "provided that notwithstanding the foregoing, the Guarantor may permit the Company and Barlaco to be parties to the Real Estate Lease."

            5.4 Amendment to Section 9. Section 9 of the Guaranty is hereby amended to add two new definitions as follows:

            (a) between tile definitions of the terms "Applicable Accounting Procedures" and "Disposition".

            "`Barlaco' shall mean Barlaco. Inc., a Massachusetts corporation."; and

            (b) between the definitions of the terms "Group Funded Debt" and "Restricted Group"

            "`Real Estate Lease' shall mean that certain real estate lease between Barlaco, as lessor, and title Company, as lessee, executed by the Parties thereto as of November 1, 1991, with a term beginning January 1, 1991."


      Section 6. Ratification of Note Agreement and Guaranty. Except as herein expressly amended, the Note Agreement and the Guaranty each is in all respects rarified and confirmed. If and to the extent mat any of the terms or provisions of the Note Agreement or the Guaranty are in conflict or inconsistent with any of me terms or provisions of this Amendment Agreement, this Amendment Agreement shall govern.

      Section 7. Acknowledgement of Amendment to Note Agreement; Reaffirmation of Guaranty. The Guarantor hereby expressly acknowledges that certain amendments are made hereby to the terms of the Note Agreement and me Guarantor reaffirms its obligations under the Guaranty.

      Section 8. Severability. Should any part of this Amendment Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Amendment Agreement had been executed with tile invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Amendment Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

      Section 9. Execution in Counterparts. Two or more duplicate originals of this Amendment Agreement may be signed by the parties hereto, each of which shall be an original but all of which together shall constitute one and the same instrument. This Amendment Agreement may be executed in one or more counterparts and will be effective (as of the effective dare set forth below) when at least one counterpart has been executed by each party hereto, and each set of counterparts which, collectively, show execution by each party shall constitute one duplicate original.

      Section 10. Governing Law. This Amendment Agreement shall be governed by and construed in accordance with Massachusetts law.

      Section 11. Captions. The descriptive headings of the various Sections or parts of this Amendment Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.


This Amendment Agreement shall be effective as of June 1, 1992.

BARNSTABLE WATER COMPANY

By:  /s/ George D. Wadsworth
   --------------------------------
         George D. Wadsworth, President

BARNSTABLE HOLDING CO., INC.

By:  /s/ George D. Wadsworth
   --------------------------------
         George D. Wadsworth, President

INDIANAPOLIS LIFE INSURANCE COMPANY

By:  /s/ Gene E. Trueblood
   --------------------------------
         Gene E. Trueblood, Vice President, Securities

                               CONSENT AND WAIVER

      Consent and Waiver dated as of June 1, 1992, by Indianapolis Life Insurance Company (the " Purchaser"), in favor of Barnstable Water Company, a Massachusetts corporation (the "Company "), and Barnstable Holding Co. Inc., a Delaware corporation (the "Guarantor").

      Reference is made to the following:

      a. The Note Agreement dated as of February 15, 1991 (the "Note Agreement") between the Purchaser and the Company, as amended as of the date hereof;

      b. The Guaranty Agreement dated as of February 15, 1991 (the "Guaranty") from the Guarantor to the holders of $2,000,000 10.2% Senior Notes due February 15, 2001 issued under the Note Agreement; and

      c. The Lease of certain real estate dated as of November 1, 1991 (the "Real Estate Lease") between Barlaco, Inc., a Massachusetts corporation ("Barlaco "), as lessor, and the Company, as lessee.

      In connection with the Amendment Agreement dated as of June 30, 1992 among the Company, the Guarantor and the Purchaser, the Purchaser, the Company and the Guarantor hereby agrees as follows:

      1. The Purchaser hereby consents to the execution, delivery and performance by Barlaco and the Company of the Real Estate Lease in accordance with its terms.

      2. The Purchaser hereby waives compliance by the Company with Section 5.14 of the Note Agreement and compliance by the Guarantor with Sections 7.8 and 7.12 of the Guaranty for the purpose of entering into the Real Estate Lease and consents to the payments heretofore made by the Company under the Real Estate Lease.

      3. The Company and the Guarantor hereby represent that after giving effect to the waiver set forth in paragraph 2 hereof, no Defaults or Events of Default have occurred and are continuing under the Note Agreement or the Guaranty (exclusive of any Default or Event of Default which has been waived by the Purchaser prior to the date hereof).

      4. This Consent and Waiver shall be governed by Massachusetts law.

Executed as of the date first set forth above.

BARNSTABLE WATER COMPANY

By:  /s/ George D. Wadsworth
   --------------------------------
         George D. Wadsworth, President



BARNSTABLE HOLDING CO., INC.

By:  /s/ George D. Wadsworth
   --------------------------------
         George D. Wadsworth, President



INDIANAPOLIS LIFE INSURANCE COMPANY

By:  /s/ Gene E. Trueblood
   --------------------------------
         Gene E. Trueblood, Vice President, Securities

                            BARNSTABLE WATER COMPANY

                                10.2% Senior Note

                              Due February 15, 2011

No. R-l
$2,000,000                                                       March 19, 1991

            BARNSTABLE WATER COMPANY, a Massachusetts corporation (the "Company"), for value received, hereby promises to pay to

                       INDIANAPOLIS LIFE INSURANCE COMPANY

                              or registered assigns
                on or before the fifteenth day of February, 2011
                             the principal amount of

                   TWO MILLION AND 00/100 DOLLARS ($2,000,000)

and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the rate of 10.2% per annum from the date hereof until maturity, payable semiannually on the fifteenth of each February and August in each year (commencing on the first of such dates after the date hereof) and at maturity. The Company agrees to pay interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest, at the rate of 12.2% per annum after the due date, whether by acceleration or otherwise, until paid. Both the principal hereof and interest hereon are payable at the principal office of the Company in Hyannis, Massachusetts in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.

            This Note is one of the 10.2% Senior Notes due February 15, 2011 (the "Notes") of the Company in the aggregate principal amount of $2,000,000 issued or to be issued under and pursuant to the terms and provisions of the Note Agreement dated as of February 15, 1991 (the "Note Agreement"), entered into by the Company with the original Purchaser therein referred to and this Note and the holder hereof are entitled equally and ratably with the holders of all other Notes outstanding under the Note Agreement to all the benefits provided for thereby or referred to therein. Reference is hereby made to the Note Agreement for a statement of such rights and benefits.

            This Note and the other Notes outstanding under the Note Agreement may be declared due prior to their expressed maturity dates and certain prepayments are required to be made thereon, all in the events, on the terms and in the manner and amounts as provided in the Note Agreement.

            The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in the Note Agreement.

            Pursuant to a Guaranty Agreement dated as of February 15, 1991 (the "Guaranty") from Barnstable Holding Co., Inc. (the "Guarantor"), payment of the principal of, and interest and premium on, the Notes has been guaranteed by the Guarantor.

            This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, premium, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.


BARNSTABLE WATER COMPANY


By:   /s/ George D. Wadsworth
   --------------------------------
          George D. Wadsworth, President

                               GUARANTY AGREEMENT


                          Dated as of February 15, 1991

                                       of

                          BARNSTABLE HOLDING CO., INC.





                       Re: $2,000,000 10.296 Senior Notes

                                       of

                            Barnstable Water Company








                                    EXHIBIT B
                               (to Note Agreement)

                                TABLE OF CONTENTS

                                                           Page
Section      Heading                                       Number
-------      -------                                       ------

1.           GUARANTEE                                     1

2.           PAYMENT UPON CERTAIN EVENTS                   1

3.           WAIVERS; OBLIGATION UNCONDITIONAL             2

4.           COLLECTION EXPENSES                           3

5.           NO SUBROGATION UNTIL PAYMENT IN FULL          3

6.           REPRESENTATIONS AND WARRANTIES                3

7.           GUARANTOR COVENANTS                           3

8.           REQUIRED PURCHASE OF NOTES ON GUARANTOR
             CHANGE OF CONTROL                             11

9.           DEFINITIONS                                   12

10.          JURISDICTION AND SERVICE IN RESPECT OF
             GUARANTOR                                     13

11.          SUCCESSORS AND ASSIGNS                        13

12.          NOTICES                                       14

13.          GOVERNING LAW                                 14

14.          AMENDMENTS, WAIVERS AND CONSENTS              14

Signatures                                                 15

                               GUARANTY AGREEMENT

            AGREEMENT dated as of February 15, 1991 by Barnstable Holding Co., Inc., a Delaware corporation (the "Guarantor").

                            RECITALS OF THE GUARANTOR

            A. The Guarantor owns 95.47% of the outstanding shares of common stock of Barnstable Water Company, a Massachusetts corporation (the "Company").

            B. The Company has entered into a Note Agreement dated as of February 15, 1991 (the "Note Agreement") with Indianapolis Life Insurance Company (the "Note Purchaser") providing for the sale by the Company of its $2,000,000 principal amount 10.2% Senior Notes due February 15, 2011 (the "Notes").

            C. Capitalized terms used but not defined herein shall have the meanings assigned in the Note Agreement.

            NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and to aid the sale of the Notes and to induce the Note Purchaser, and every future holder of the Notes, to purchase the Notes, it is hereby agreed as follows:

SECTION 1. GUARANTEE.

            The Guarantor hereby unconditionally guarantees to each holder of any Note (collectively "Noteholders" and individually a "Noteholder") (1) the due and punctual payment at maturity, whether at stated maturity, by acceleration, by notice of prepayment or otherwise, of the principal of and premium, if any, and interest on the Notes in accordance with the terms and conditions thereof and of the Note Agreement, and (2) the prompt performance and compliance by the Company with each of its other obligations under the Note Agreement.

SECTION 2. PAYMENT UPON CERTAIN EVENTS.

The Guarantor agrees that, if any of the following events occurs, i.e.,

      (a) the entry of a decree or order by a court having jurisdiction in the premises for relief under any bankruptcy or similar law or laws for the relief of debtors in respect of the Guarantor, or adjudging the Guarantor a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, adjustment or composition of or in respect of the Guarantor under the Federal Bankruptcy Code or any other applicable Federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of or for the Guarantor or any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

      (b) the commencement by the Guarantor of a voluntary case, or the institution by it of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings, against it, or the filing by it of a petition or answer or consent seeking reorganization, arrangement or relief under the Federal Bankruptcy Code or any other applicable Federal or state law, or the consent or acquiescence by it to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator, (or other similar official) of the Guarantor or any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability or its failure to pay its debts generally as they become due, or the taking of corporate action by the Guarantor in furtherance of any such action;

the Guarantor will forthwith pay to the Noteholders, without demand or notice and whether or not there has been any other default under the Note Agreement or the Notes, the whole amount of the principal of the Notes then outstanding and any unpaid interest thereon, and, to the extent not prohibited by applicable law, an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the Make-Whole Amount.

SECTION 3. WAIVERS; OBLIGATION UNCONDITIONAL.

            The Guarantor assents to all the terms, covenants and conditions of the Notes and the Note Agreement, and irrevocably waives presentation, demand for payment, or protest, of any of the Notes, any and all notice of any such presentation, demand or protest, notice of any Default or Event of Default under the Note Agreement, notice of acceptance of this guarantee or of the terms and provisions hereof by any Noteholder, any requirement of diligence or promptness on the part of any Noteholder in the enforcement of rights under the provisions hereof, of the Note Agreement or of the Notes, or any right to require any Noteholder to proceed first against the Company. The obligations of the Guarantor hereunder shall be unconditional irrespective of the genuineness, validity, regularity or enforceability of the Note Agreement or of the Notes or of any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor. The obligations of the Guarantor hereunder shall not be affected by:

      (a) the recovery of any judgment against the Company, or by the levy of any writ or process of execution under any such judgment, or by any action or proceeding taken by any Noteholder, either under the Notes or under the Note Agreement for the enforcement thereof, or hereof, or in the exercise of any right or power given or conferred thereby, or hereby, or

      (b) any delay, failure or omission upon the part of any Noteholder to enforce any of the rights or powers given or conferred hereby or by the Note Agreement, or by any delay, failure or omission upon the part of any Noteholder to enforce any right of any Noteholder against the Company, or by any action by any Noteholder in granting indulgence to the Company, or in waiving or acquiescing in any Default or Event of Default upon the part of the Company under the Notes or under the Note Agreement, or

      (c) the consolidation or merger of the Company with or into any other corporation or corporations or any sale, lease or other disposition of the Company's properties as an entirety or substantially as an entirety to any other corporation, or

      (d) any other act or delay or failure to act, or by any other thing, which mayor might in any manner or to any extent vary the risk of the Guarantor hereunder;

it being the purpose and intent of the parties hereto that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances, and shall not be discharged except by payment as herein provided, and then only to the extent of such payment or payments.

SECTION 4. COLLECTION EXPENSES.

            In the event that the Guarantor shall be required to make any payment to any Noteholder pursuant to this Agreement, it shall, in addition to such payment, pay to such Noteholder such further amount as shall be sufficient to cover the costs and expenses of collection, including a reasonable compensation to attorneys, and any expenses or liabilities incurred by any Noteholder hereunder. The covenants contained in this Agreement may be enforced by any Noteholder.

SECTION 5. NO SUBROGATION UNTIL PAYMENT IN FULL.

            No payment by the Guarantor pursuant to the provisions hereof to any Noteholder shall entitle the Guarantor, by subrogation to the rights of the holders of the Notes in respect of which such payment is made or otherwise, to any payment by the Company or out of the property of the Company, except after payment in full of the entire principal of and premium, if any, and interest on the Notes, or provision for such payment satisfactory to the holders of the Notes.

SECTION 6. REPRESENTATIONS AND WARRANTIES.

            The Guarantor represents and warrants that all representations set forth in the form of Closing Certificate of the Guarantor attached to the Note Agreement as Exhibit D are true and correct as of the date hereof and will be true and correct on the Closing Date.

SECTION 7. GUARANTOR COVENANTS.

            From and after the First Closing Date and continuing so long as any amount remains unpaid on any Note:

            7.1. Corporate Existence, Etc. The Guarantor will preserve and keep in full force and effect, and will cause each Significant Subsidiary to preserve and keep in full force and effect, its corporate existence and all licenses, permits and franchises necessary to the proper conduct of its business, provided that the foregoing shall not prevent any transaction permitted by Section 7.7.

            7.2. Taxes, Claims for Labor and Materials, Compliance with Laws. The Guarantor will promptly pay and discharge, and will cause each Significant Subsidiary promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Guarantor or such Significant Subsidiary, respectively, or upon or in respect of all or any part of the property or business of the Guarantor or such Significant Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any property of the Guarantor or such Significant Subsidiary; provided the Guarantor or such Significant Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Guarantor or such Significant Subsidiary or any material interference with the use thereof by the Guarantor or such Significant Subsidiary, and (ii) the Guarantor or such Significant Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto. The Guarantor will promptly comply and will cause each subsidiary to promptly comply with all laws, ordinances or governmental rules and regulations to which it is subject including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA and all laws, ordinances, governmental rules and regulations relating to environmental protection in all applicable jurisdictions, the violation of which could materially and adversely affect the properties, business, prospects, profits or condition of the Guarantor and its Significant Subsidiaries or would result in any Lien not permitted under Section 7.4.

            7.3. Limitations on Current Debt and Funded Debt. (a) The Guarantor will not, and will not permit any Significant Subsidiary to, create, assume or incur or in any manner become liable in respect of any Current Debt or Funded Debt, except:

      (1) unsecured Funded Debt of the Guarantor and Funded Debt of the Guarantor and its Significant Subsidiaries secured by Liens permitted by
Section 7.4(g), provided that at the time of issuance thereof and after giving effect thereto and to the application of the proceeds thereof:

            (i) Group Funded Debt shall not exceed 7596 of Consolidated Tangible Net Worth,

            (ii) the Net Income Available for Fixed Charges in any consecutive 12 of the 15 calendar months immediately preceding any date of determination thereof shall have equalled at least 175% of Pro Forma Fixed Charges, and

            (iii) the Company would be permitted to incur $1.00 of additional Funded Debt under the provisions of Section 5.6(a)(3) of the Note Agreement;

        (2) any refinancing of Funded Debt issued and outstanding pursuant to
Section 7.3(a)(1} (without increase in principal amount from the amount outstanding on the date of such refinancing);

        (3) unsecured Current Debt of the Guarantor, provided that at the time of issuance thereof and after giving effect thereto and to the application of the proceeds thereof:

            (i) the aggregate of all Group Funded Debt and Group Current Debt shall not exceed 75% of the sum of Total Capitalization plus Consolidated Current Debt, and

            (ii) the Company would be permitted to incur $1.00 of additional Current Debt under the provisions of Section 5.6(a)(5) of the Note Agreement;

      (4) Current Debt or Funded Debt of a Significant Subsidiary to the Guarantor or to a Wholly-owned Significant Subsidiary; and

      (5) Funded Debt of Barlaco, Inc., a Massachusetts corporation ("Barlaco") to the Company incurred for the purpose of paying taxes owed by Barlaco; provided that such Funded Debt shall bear interest (which may be expressed to be payable at the maturity of such Funded Debt); and provided further that such Funded Debt shall have a fixed maturity date and shall become due and payable upon the sale of any real property owned by Barlaco.

            (b) Any corporation which becomes a Significant Subsidiary after the date hereof shall for all purposes of this Section 7.3 be deemed to have created, assumed or incurred at the time it becomes a Significant Subsidiary all Funded Debt of such corporation existing immediately after it becomes a Significant Subsidiary.

            7.4. Limitation on Liens. The Guarantor will not, and will not permit any Significant Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Significant Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:

        (a) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided that payment thereof is not at the time required by Section 7.2;

        (b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Guarantor or a Significant Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

        (c) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

      (d) minor survey exceptions or minor encumbrances, easements or reservation.), or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Guarantor and its Significant Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Guarantor and its Significant Subsidiaries;

      (e) Liens securing Indebtedness of a Significant Subsidiary to the Guarantor or to another Significant Subsidiary;

      (f) Liens existing as of September 30, 1990 and reflected in Schedule III to the Note Agreement; and

      (g) Liens incurred after the First Closing Date given to secure the payment of the purchase price incurred in connection with the acquisition of fixed assets useful and intended to be used in carrying on the business of the Guarantor or a Significant Subsidiary, including Liens existing on such fixed assets at the time of acquisition thereof or at the time of acquisition by the Guarantor or a Significant Subsidiary of any business entity then owning such fixed assets, whether or not such existing Liens were given to secure the payment of the purchase price of the fixed assets to which they attach so long as they were not incurred, extended or renewed in contemplation of such acquisition, provided that (i) the Lien shall attach solely to the fixed assets acquired or purchased, (ii) at the time of acquisition of such fixed assets, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such fixed assets whether or not assumed by the Guarantor or a Significant Subsidiary shall not exceed an amount equal to 65% (or 100% in the case of Capitalized Leases) of the lesser of the total purchase price or fair market value at the time of acquisition of such fixed assets (as determined in good faith by the Board of Directors of the Guarantor), and (iii) all such Indebtedness shall have been incurred within the applicable limitations provided in Section 7.3(a)(1) or
Section 7.3(a)(2).

            7.5. Limitation on Sale and Leasebacks. The Guarantor will not, and will not permit any Significant Subsidiary to, enter into any arrangement whereby the Guarantor or any Significant Subsidiary shall sell or transfer any property owned by the Guarantor or any Significant Subsidiary to any Person other than the Guarantor or a Significant Subsidiary and thereupon the Guarantor or any Significant Subsidiary shall lease or intend to lease, as lessee, the same property unless such sale and leaseback would be permitted by Sections 7.3, 7.4 and 7.1.

            7.6 Investments. The Guarantor will not, and will not permit any Significant Subsidiary to, make any Investments, other than:

            (a) Investments by (i) the Guarantor in and to the Restricted Group, including any Investment in a corporation which, after giving effect to such Investment, will become a member of the Restricted Group and (ii) Significant Subsidiary in and to another Significant Subsidiary, including any Investment in a corporation which after giving effect to such Investment will become a Significant Subsidiary;

            (b) Investments by the Guarantor or any Significant Subsidiary in any Investment described in paragraphs (a) through (f), inclusive, of Section 5.10 of the Note Agreement;

            (c) Investments by the Guarantor in direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in either case, maturing in five years or less from the date of acquisition thereof;

            (d) Investments by the Guarantor in certificates of deposit maturing within three years from the date of issuance thereof, issued by a bank or trust, company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $100,000,000 and whose long-term certificates of deposit are, at the time of acquisition thereof by the Guarantor, rated AA or better by Standard & Poor's Corporation or Aa or better by Moody's Investors Service, Inc.;

            (e) Investments by the Guarantor in debt Securities issued by corporations organized under the laws of the United States or any state thereof maturing in three years or less from the date of acquisition thereof which, at the time of acquisition by the Guarantor, is accorded a rating of A or better by S&P or Moody's;

            (f) Investments by the Guarantor in general obligations of any state or political subdivision of any state maturing in three years or less from the date of acquisition thereof which, at the time of acquisition by the Guarantor, is accorded a rating of AA or better by S&:P or Aa or better by Moody's;

            (g) loans or advances in the usual and ordinary course of business to officers, directors and employees for expenses (including moving expenses related to a transfer) incidental to carrying on the business of the Guarantor or any Significant Subsidiary; and

            (h) receivables arising from the sale of goods and services in the ordinary course of business of the Guarantor and Its Significant Subsidiaries.

            In valuing any Investments for the purpose of applying the limitations set forth in this Section 7.5, such Investments shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal.

            For purposes of this Section 7.6. at any time when a corporation becomes a Significant Subsidiary, all Investments of such corporation at such time shall be deemed to have been made by such corporation, as a Significant Subsidiary, at such time.

            7.7 Mergers and Consolidations. The Guarantor will not, and will not permit any Significant Subsidiary to, consolidate with or be a party to a merger with any other corporation provided, however, that:

            (1) any Significant Subsidiary may merge or consolidate with or into the Guarantor or any Wholly-owned Significant Subsidiary so long as in any merger or consolidation involving the Guarantor, the Guarantor shall be the surviving or continuing corporation; and

            (2) the Guarantor may consolidate or merge with any other corporation if (i) the surviving or continuing corporation (the "New Guarantor") shall be a corporation organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, (ii) the New Guarantor shall expressly and unconditionally assume, by an instrument in writing the due and punctual performance or observance of every covenant of this Agreement to be performed or observed by the Guarantor, (iii) the Guarantor shall have delivered to the holders of the Notes a certificate of a responsible officer of the Guarantor and an opinion of counsel, each stating that such consolidation or merger complies with the provisions of this Section 7.7(2) and that all conditions precedent relating to such transaction provided for in this Section 7.7(2) have been met and (iv) at the time of such consolidation or merger and after giving effect thereto no Default or Event of Default shall have occurred and be continuing.

            7.8. Sale of Assets; Issuance or Sale of Subsidiary Stock. (a) Except as otherwise permitted by Section 7.7, the Guarantor will not, and will not permit any Significant Subsidiary to, sell, lease or otherwise dispose of more than an insubstantial part (as defined in paragraph (d) of this Section 7.8) of the assets of the Guarantor and its Significant Subsidiaries (other than in the ordinary course of business) (a "Disposition") unless an amount at least equal to 25% of the net proceeds of such Disposition received by the Guarantor or such Significant Subsidiary is, within three months of the date of such Disposition, (i) used to prepay the Notes in accordance with Section 2.2 of the Note Agreement, or (ii) used to purchase Notes from the holders thereof in accordance with the provisions of Section 8 hereof or Section 5.13 of the Note Agreement or (iii) invested in Investments permitted by Section 7.6; provided that any Significant Subsidiary may sell, lease or otherwise dispose of more than an insubstantial part of its assets to the Guarantor or any Wholly-owned Significant Subsidiary.

            (b) The Guarantor will not permit any Significant Subsidiary to issue or sell any shares of stock of any class (including as "stock" for the purposes of this Section 7.8, any warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock) of such Significant Subsidiary to any Person other than the Guarantor or a Wholly-owned Significant Subsidiary, except for the purpose of qualifying directors, or except in satisfaction of the validly pre-existing preemptive rights of minority shareholders in connection with the simultaneous issuance of stock to the Guarantor and/or a Significant Subsidiary whereby the Guarantor and/or such Significant Subsidiary maintain their same proportionate interest in such Significant Subsidiary.

            (c) The Guarantor will not sell, transfer or otherwise dispose of any shares of stock of any Significant Subsidiary (except to qualify directors) or any Indebtedness of any Significant Subsidiary, and will not permit any Significant Subsidiary to sell, transfer or otherwise dispose of (except to the Guarantor or a Wholly-owned Significant Subsidiary) any shares of stock or any Indebtedness of any other Significant Subsidiary, unless:

            (1) simultaneously with such sale, transfer, or disposition, all shares of stock and all Indebtedness of such Significant Subsidiary at the time owned by the Guarantor and by every other Significant Subsidiary shall be sold, transferred or disposed of as an entirety;

            (2) the Board of Directors of the Guarantor shall have determined, as evidenced by a resolution thereof, that the proposed sale, transfer or disposition of said shares of stock and Indebtedness is in the best interests of the Guarantor;

            (3) said shares of stock and Indebtedness are sold, transferred or otherwise disposed of to a Person, for a cash consideration and on terms reasonably deemed by the Board of Directors to be adequate and satisfactory;

            (4) the Significant Subsidiary being disposed of shall not have any continuing investment in the Guarantor or any other Significant Subsidiary not being simultaneously disposed of; and

            (5) such sale or other disposition does not involve more than an insubstantial part {as hereinafter defined) of the assets of the Guarantor and its Significant Subsidiaries.

            (d) As used in this Section 7.8, a sale, transfer or other disposition shall be deemed to be more than an "insubstantial part" of the assets of the Guarantor and its Significant Subsidiaries if the fair market value of such assets (determined in good faith by a resolution adopted by the Board of Directors of the Guarantor) exceeds $10,000 during the 12-month period ending on the date of such sale, transfer or other disposition.

            7.9. Guaranties. The Guarantor will not, and will not permit any Significant Subsidiary to, become or be liable in respect of any Guaranty except Guaranties by the Guarantor which are limited in amount to a stated maximum dollar exposure or which constitute Guaranties of obligations incurred by the Company or any Significant Subsidiary in compliance with the provisions of this Agreement.

            7.10. Use of Rear Property. (a) The Guarantor will not, and will not permit any member of the Restricted Group to, use, sell, lease or otherwise dispose of any of its real property in a manner which could impair in any material respect the business of the Company as a corporation principally engaged in the storage, transmission and sale of water for domestic, industrial and commercial uses, and activities related thereto (the "Company's Business").

            (b) Prior to any change in use by the Guarantor or any Significant Subsidiary of any of its real property (including a Disposition to any other Person), the Guarantor will furnish or cause to be furnished to each holder of the Notes a hydrological assessment of the property in view of the proposed use by a Hydrogeologist stating that the proposed use could not reasonably be expected to impair in any material respect the Company's Business.

            "Hydrogeologist" shall mean a hydrogeologist who is (i) certified by the National Water Well Association as a certified groundwater professional, or
(ii) a member of the American Institute of Professional Geologists having appropriate academic and work experience in hydrogeology or (iii) a member of the American Institute of Hydrology having appropriate academic and work experience in hydrology.

            7.11. Purchase of Notes. Neither the Guarantor nor any Significant Subsidiary or Affiliate, directly or indirectly, may purchase or make any offer to purchase any Notes unless an offer has been made to purchase Notes, pro rata, from all holders of the Notes at the same time and upon the same terms. In case the Guarantor purchases or otherwise acquires any Notes, such Notes shall immediately thereafter be cancelled and no Notes shall be issued in substitution therefor. Without limiting the foregoing, upon the purchase or other acquisition of any Notes by the Guarantor, any Significant Subsidiary or any Affiliate, such Notes shall no longer be outstanding for purposes of any section of the Note Agreement relating to the taking by the holders of the Notes of any actions with respect thereto, including, without limitation, Section 6.J, Section 6.4 and
Section 7.1 of the Note Agreement.

            7.12. Transactions with Affiliates. The Guarantor will not, and will not permit any Significant Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Guarantor's or such Significant Subsidiaries business and upon fair and reasonable terms no less favorable to the Guarantor or such Significant Subsidiary than would obtain in a comparable arm's length transaction with a Person other than an Affiliate.

            7.13. Reports. The Guarantor will keep, and will cause each Significant Subsidiary to keep, proper books of record and account In which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of the Guarantor or such Significant Subsidiary, in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to the Note Purchaser pursuant to this Section 7.13 and concurred in by the independent public accountants referred to in Section 7.13(b) hereof), and will furnish to the Note Purchaser so long as it is the holder of any Note and to each other Institutional Holder of the then outstanding Notes (in duplicate if so specified below or otherwise requested):

      (a) Quarterly Statements. As soon as available and in any event within 75 days after the end of the first quarterly fiscal period and within 60 days after the end of each other quarterly fiscal period of each fiscal year, copies of:

      (1) consolidated balance sheets of the Guarantor and its consolidated subsidiaries as of the close of such quarterly fiscal period, setting forth in comparative form the consolidated figures for- the fiscal year then most recently ended,

      (2) consolidated statements of income of the Guarantor and its consolidated subsidiaries for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, in each case setting forth in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, and

      (3) consolidated statements of cash flows of the Guarantor and its consolidated subsidiaries for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in comparative form the consolidated figures for the corresponding period of tile preceding fiscal year, all in reasonable detail prepared in conformity with the Appliance Accounting Procedures and certified as complete and correct by an authorized financial officer of the Guarantor;

      (b) Annual Statements. As soon as available and in any event within 120 days after the close of each fiscal year of the Guarantor, copies of:

      (1) consolidated balance sheets of the Guarantor and its consolidated subsidiaries as of the close of such fiscal year, and

      (2) consolidated statements of income and retained earnings and cash flows of the Guarantor and its consolidated subsidiaries for such fiscal year,

in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by a report thereon of a firm of independent public accountants of recognized national standing selected by the Guarantor to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Guarantor and its consolidated subsidiaries as of the end of the fiscal year being reported on and the consolidated results of the operations and cash flows for said year in conformity with GAAP and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards and included such tests of the accounting records and such other auditing procedures as said accountants deemed necessary in the circumstances;

      (c) Audit Reports. Promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of the Guarantor or any Significant Subsidiary and any management letter received from such accountants;

      (d) SEC and Other Reports. Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Guarantor to stockholders generally and of each regular or periodic report, and any registration statement or prospectus filed by the Guarantor or any Significant with any securities exchange or the Securities and Exchange Commission or any successor agency, and copies of any orders in any proceedings to which the Guarantor or any of its Significant Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Guarantor or any of its subsidiaries;

      (e) Officer's Certificates. Within the periods provided in paragraphs (a) and (b) above, a certificate of an authorized financial officer of the Guarantor stating that such officer has reviewed the provisions of this Agreement and setting forth: (i) the information and computations (in sufficient detail) required in order to establish whether the Guarantor was in compliance with the requirements of Section 7.2 through Section 7.12 at the end of the period covered by the financial statements then being furnished, and (ii) whether there existed as of the date of such financial statements and whether, to the best of such officer's knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any default under any of the terms or provisions of this Agreement and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto;

      (f) Accountants' Certificates. Within the period provided in paragraph (b) above, a certificate of the accountants who render an opinion with respect to such financial statements, stating that they have reviewed this Agreement and stating further whether, in making their audit, such accountants have become aware of any default under any of the terms or provisions of this Agreement insofar as any such terms or provisions pertain to or involve accounting matters or determinations, and if any such condition or event then exists, specifying the nature and period of existence thereof; and

      (g) Requested Information. With reasonable promptness, such other data and information as the Note Purchaser or any such Institutional Holder may reasonably request.

SECTION 8. REQUIRED PURCHASE OF NOTES ON GUARANTOR CHANGE OF CONTROL.

            In the event that a Guarantor Change of Control shall occur or the Guarantor shall have knowledge of any impending Guarantor Change of Control, the Guarantor shall give written notice thereof (a "Guarantor Notice") promptly (and in any event within three business days thereafter) to each holder of the Notes then outstanding. The Guarantor Notice shall (i) describe in reasonable detail the facts and circumstances giving rise to such Guarantor Change of Control,
(ii) offer to purchase, on a date (the "Change or Control Purchase Date") which shall be not less than 30 days nor more than 60 days after the date of the Guarantor Notice, all of the

Notes held by such holder, at a price equal to 100% of the principal amount of Notes so to be prepaid, accrued interest thereon to the Change of Control Purchase Date, together with the then applicable Make-Whole Amount, (iii) request such holder to notify the Guarantor in writing, not less than 10 days prior to the Change of Control Purchase Date, of its acceptance or rejection of such offer, (iv) inform such holder that, upon its receipt of the Guarantor Notice, failure to reject such offer in writing on or before the 10th day prior to the Change of Control Purchase Date shall be deemed acceptance of such offer and (v) set forth the respective names and addresses of, and principal amounts of the Notes held by, any other holders of the Notes then outstanding. Not less than two business days prior to the Change of Control Purchase Date, the Guarantor shall provide each holder of the Notes with a reasonably detailed computation of the Make-Whole Amount.

            The Guarantor covenants and agrees that it will on the Change of Control Purchase Date purchase, or cause to be purchased, all of the Notes held by each holder of the Notes then outstanding which has accepted the purchase offer in accordance with this Section 8, by payment of the principal amount of such Notes, together with interest accrued on the unpaid principal amount of such Notes to the Change of Control Purchase Date and the then applicable Make-Whole Amount.

            For purposes of this Section 8, the following terms shall have the meanings ascribed thereto below:

            "Control Group" shall mean any related Persons constituting a "group" for the purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (other than the Designated Shareholders).

            "Designated Shareholders" shall mean the shareholders and beneficial owners of the Guarantor on the First Closing Date (the "Original Shareholders"), any Person who is the spouse of any Original Shareholder, any Person or the spouse of any Person who is a lineal descendant of any Original Shareholder; or any corporation or partnership of which any of such Persons are legally entitled to exercise more than a majority of the voting power, or any trust of which any of such Persons are the sole beneficiaries or the executor or administrator of the estate of any such Person or any legal guardian of any such Person.

            "Guarantor Change or Control" shall mean the occurrence after the First Closing Date of any event which results in either (i) the legal or beneficial ownership of more than 50% of the outstanding shares of Voting Stock of the Guarantor being owned by any Person or Control Group other than the Designated Shareholders or (ii) any Person or Control Group other than the Designated Shareholders having the power to elect, appoint or cause the election or appointment of, at least a majority of the members of the Board of Directors of the Guarantor through beneficial ownership of capital stock of the Guarantor or otherwise.

SECTION 9. DEFINITIONS.

            In addition to the terms defined in the Note Agreement or elsewhere in this Agreement, and unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

            "Applicable Accounting Procedures" shall mean the accounting procedures of the Massachusetts Department of Public Utilities if required and, if not, generally accepted accounting principles applicable at such time.

            "Disposition" is defined in Section 7.8(a).

            "Group Current Debt" shall mean Current Debt of the Guarantor and the Restricted Group, determined on a consolidated basis eliminating intercompany items.

            "Group Funded Debt" shall mean Funded Debt of the Guarantor and the Restricted Group, determined on a consolidated basis eliminating intercompany items.

            "Restricted Group" shall mean collectively the Company, its Restricted Subsidiaries and the Significant Subsidiaries.

            "Significant Subsidiary" shall mean any subsidiary of the Guarantor (other than the Company and its Restricted Subsidiaries) (i) which is organized under the laws of the United States or any State thereof; (ii) which conducts substantially all of its business and has substantially all of its assets within the United States; and (iii) of which more than 80% (by number of votes) of the Voting Stock is beneficially owned, directly or indirectly, by the Guarantor.

            "Wholly-owned Significant Subsidiary" shall mean a Significant Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares) and all Funded Debt and Current Debt shall be owned by the Guarantor and/or on or more of its Wholly-owned Significant Subsidiaries.

SECTION 10. JURISDICTION AND SERVICE IN RESPECT OF GUARANTOR.

            The Guarantor hereby irrevocably submits to the jurisdiction of the courts of the Commonwealth of Massachusetts and of the courts of the United States of America having jurisdiction in the Commonwealth of Massachusetts for the purpose of any legal action or proceeding in any such court with respect to, or arising out of, this Agreement. The Guarantor hereby designates and appoints the Secretary of State of Massachusetts, and its successors as the Guarantor's lawful agent in the Commonwealth of Massachusetts upon which may be served and which may accept and acknowledge, for and on behalf of the Guarantor, all process in any action, suit or proceeding that may be brought against the Guarantor in any of the courts referred to in this Section, and agrees that such service of process, or the acceptance or acknowledgment thereof by said agent, shall be valid, effective and binding in every respect. If any Noteholder shall cause process to be served upon the Guarantor by being served upon such agent, a copy of such process shall also be mailed to the Guarantor by United States registered mail, first class postage prepaid, at 47 Old Yarmouth Road, Hyannis, Massachusetts 02601-0326, Attention: President or to such other address as the Guarantor may in writing designate to the Note Purchaser or to a subsequent Noteholder.

SECTION 11. SUCCESSORS AND ASSIGNS.

            All covenants and agreements contained in this Agreement by or on behalf of the Guarantor shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of the Note Purchaser and each and every Noteholder.

SECTION 12. NOTICES.

            All notices, requests, demands, waivers or other communications required or contemplated hereby, except as otherwise provided in Section 10 hereof, shall be given or made as provided in Section 9.6 of the Note Agreement.

SECTION 13. GOVERNING LAW.

            This Agreement and all rights arising hereunder shall be governed by and construed in accordance with Massachusetts law.

SECTION 14. AMENDMENTS, WAIVERS AND CONSENTS.

            14.1. Consent Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Guarantor, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Guarantor shall have obtained the consent in writing of the holders of at least 66-2/3% in aggregate principal amount of outstanding Notes; provided that without the written consent of the holders of all of the Notes then outstanding, no such waiver, modification, alteration or amendment shall be effective which will reduce the scope of the guaranty set forth in this Agreement or amend the requirements of Section 1,
Section 2, Section 3, Section 8 or this Section 14.

            14.2. Solicitation of Noteholders. So long as there are any Notes outstanding, the Guarantor will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each Noteholder (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Guarantor and shall be afforded the opportunity of considering the same and shall be supplied by the Guarantor with sufficient information to enable it to make an informed decision with respect thereto. The Guarantor will not, directly or indirectly, payor cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Noteholder as consideration for or as an inducement to entering into by any Noteholder of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently offered, on the same terms, ratably to all Noteholders then outstanding.

            14.3. Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the Noteholders and shall be binding upon them, upon each future Noteholder and upon the Guarantor, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

            IN WITNESS WHEREOF, the Guarantor has caused this Agreement to be duly executed under seal as of the day and year first above written.

BARNSTABLE HOLDING CO., INC.

By:  /s/ George D. Wadsworth
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         George D. Wadsworth, President